As filed with the Securities and Exchange Commission on *, 2013

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL COMMERCIAL TELEVISION, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

5961

(Primary Standard Industrial Classification Code Number)

76-0621102

(I.R.S. Employer Identification Number)

489 Devon Park Drive, Suite 315

Wayne, PA 19087 484-598-2300

(Address and telephone number of principal executive offices)

Richard Ransom, President

489 Devon Park Drive, Suite 315

Wayne, PA 19087 484-598-2313

(Name, address and telephone number of agent for service)

copy to:

Gerald W. Gritter, Esq.

Levinson, Gritter & DiGiore LLP

120 E. Palmetto Park Road, Suite 425

Boca Raton, FL 33432

(561) 391-8899

Promptly following the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock (1)	5,000,000	$0.41	$2,050,000	$279.62

(1) In accordance with Rule 457(c), the registration fee is calculated based upon the average of the high and low prices as of October 14, 2013.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INTERNATIONAL COMMERCIAL TELEVISION INC.

5,000,000 Shares of Common Stock offered by the Company

To be sold in negotiated transactions

We are registering the sale of 5,000,000 shares of our common stock.  The shares will be offered and sold in transactions negotiated by our management, and we have not retained the services of an underwriter.  As a result, no offering price has been established.  We expect that the negotiated sales prices will be determined primarily by the market price of our common stock at the time a sale transaction is negotiated.  However, the actual negotiated sale prices may be more or less than the current market price of our common stock.  As of *, the closing price of our common stock was $*.  There is no minimum number of shares required to be sold in this Offering and all purchase funds received from an investor in a negotiated transaction will be made available to us upon receipt unless otherwise agreed as part of the transaction.

Our management will receive no commissions or other compensation in connection with sales of the shares.  However, we reserve the right to sell shares through licensed broker dealers, to whom the Company may pay commissions of up to 10%, and to pay finders’ fees for introductions to potential investors.

Our common stock is traded in the Over the Counter market under the symbol ICTL.

Investing in our Common Stock involves risks that are described in the "Risk Factors" section beginning on page * of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is *, 2013

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by International Commercial Television, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

Until *, 2013 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS

Prospectus Summary	5
Risk Factors	6
Use of Proceeds	9
Dilution	9
Plan of Distribution	9
Description of Securities	10
Description of Business	10
Management’s Discussion & Analysis	17
Management	22
Executive Compensation	23
Transactions with Related Persons, Promoters and Certain Control Persons	25
Principal Shareholders	25
Market for Common Stock	26
Where You Can Find More Information	27
Legal Matters	27
Experts	27
Index to Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary highlights key aspects of our business that are described more fully elsewhere in this prospectus. This summary does not contain all of the information which you should consider before making an investment decision. You should read this entire prospectus carefully, including "Risk Factors" and the consolidated financial statements and the notes to the consolidated financial statements included elsewhere in this prospectus. In this prospectus, "we," "us," "our," "ours," “ICTV” and "the Company" refer to International Commercial Television Inc.

The Company

We sell various consumer products via infomercials and through other channels.  We produce long-form infomercials and short-form advertising spots and sell our proprietary brands of advertised products directly to our viewing audience. In addition, we sell products via televised shopping networks, the internet, and retail distribution channels.

The goal of our business plan is to create brand awareness through our infomercial and spot advertising so that these brands and their families of products may be sold in dedicated shelf-space areas by product category in traditional retail stores.  We acquire the rights to our products that we market via licensing agreements, acquisition and in-house development.  We currently sell these products domestically and internationally.

We continually seek to develop, acquire or obtain the license to consumer products that we believe can be distributed and marketed profitably, especially in the retail environment.  Our success depends, in part, on our ability to market products that appeal to viewers and that can be easily associated with a particular brand.  In order to succeed, we are also aware of the need to identify new products to supplement and possibly replace our existing product lines as they mature through product life cycles.

Our development of new product ideas stems from a variety of sources, including inventors, trade shows, strategic alliances with manufacturing and consumer product companies, industry conferences, and the continuous review of new developments within targeted brand and product categories.  We also receive unsolicited new product proposals from independent parties, and internally generate ideas for new products that we may wish to develop.

When we evaluate a product for its suitability for an infomercial, we consider how appropriate it is for television demonstration and how consumers will perceive the value of the product.  In selecting new products, we look for, among other things:

•

A unique, demonstrable product, with mass-market appeal

•

Ability to support a minimum 5 times mark-up from landed cost while still representing a good perceived value to the consumer

•

High volume sales potential that could attract traditional retail interest

•

Potential for “back-end” sales either through traditional retail or by company-run “auto ship” continuity programs

•

Relatively easy to ship.

Our primary product categories are health and beauty, diet and fitness, and leisure and toy products.

We are a Nevada corporation, and our headquarters are located at 489 Devon Park Drive, Suite 315, Wayne, PA 19087.

The Offering

We are seeking to raise up to $2,500,000 in one or more negotiated sales of up to 5,000,000 shares of our common stock.  We intend to use the offering proceeds primarily to produce infomercials for promising products we have identified, and to purchase media time for our various infomercials.  Some of the proceeds may also be used to acquire products or marketing rights for products, for research and development of new products, and to conduct test marketing.  As a result, we will have broad discretion in the application of the proceeds from this Offering.

RISK FACTORS

The risk factors discussed below could cause our actual results to differ materially from those expressed in any forward-looking statements. See "Forward-Looking Statements." Although we have attempted to list comprehensively these important factors, we caution you that other factors may in the future prove to be important in affecting our results of operations. New factors emerge from time to time and it is not possible for us to predict all of these factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

The risks described below set forth what we believe to be the most material risks associated with the purchase of our common stock. Before you invest in our common stock, you should carefully consider these risk factors, as well as the other information contained in this prospectus.

There is no assurance that our strategy to leverage brand awareness created by our infomercials into the retail market will work, and the value of your investment may decline if we do not attain retail sales.

The goal of our business plan is to create brand awareness through infomercials so that we can use this brand awareness to sell our products under our brands in traditional retail stores in dedicated shelf-space areas.  Our success will depend on our ability to associate our products with particular brands to create consumer awareness and to enter the traditional retail market.  If our strategy to leverage brand awareness created by our infomercials into the retail market does not work and we do not attain retail sales, the value of your investment may decline.

If the response rates to our infomercials are lower than we predict, we may not achieve the customer base necessary to become or remain profitable, and the value of your investment may decrease.

Our revenue projections assume that a certain percentage of viewers who see our infomercials will purchase our products.  If a lower percentage of these viewers purchase our products than we project, we will not achieve the customer base necessary to become or remain profitable, and the value of your investment may decrease.

If our infomercials are not successful, we will not be able to recoup significant advance expenditures spent on production and media times, and our business plan may fail.

Our business involves a number of risks inherent in operating a direct response television business.  The production of infomercials and purchase of media time for television involves significant advance expenditures.  A short-form infomercial generally costs around $15,000-$40,000 to produce, while production costs for a long-form infomercial are generally around $120,000-$180,000.  We are dependent on the success of the infomercials we produce and the public’s continued acceptance of infomercials in general.  If our infomercials do not generate consumer support and create brand awareness and we cannot recover the initial money we spend on production and media time, we will not be able to recoup the advance expenditures and may go out of business if new products and additional capital are not available.

We depend on key management and employees, the loss of whom may prevent us from implementing our business plan, limit our profitability and decrease the value of your stock.

We are dependent on the talent and resources of our key executives and employees.  In particular, the success of our business depends to a great extent on Kelvin Claney, our Chief Executive Officer and a member of our Board of Directors, and Richard Ransom, our President and Chief Financial Officer.  The market for persons with experience in the direct response television industry is very competitive and, while we have employment agreements with both Mr. Claney and Mr. Ransom, there can be no guarantee that we will be able to retain their services.   We have not obtained key man insurance with respect to any of our executive officers.  The loss of key executives and employees may prevent us from implementing our business plan, which may limit our profitability and decrease the value of your stock.

If we cannot protect our intellectual property rights, our operating results will suffer, and you could ultimately lose your investment.

We seek to protect our proprietary rights to our products through a combination of patents, trademarks, copyrights and design registrations.  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we consider proprietary.  Litigation may be necessary to enforce our intellectual property rights and to determine the validity and scope of the proprietary rights of others.  Any litigation could result in substantial costs and diversion of management and other resources with no assurance of success and could seriously harm our business and operating results.  Investors could lose their entire investment.

Our inability to generate sufficient cash flows may result in our Company not being able to continue as a going concern.

We have incurred significant losses to date.  The Company had an accumulated deficit of approximately $5,437,000 as of June 30, 2013, compared to $7,254,000 as of December 31, 2012.  The Company generated negative cash flows from operating activities during the six months ended June 30, 2013, of approximately $361,000. Accordingly, there is doubt about our ability to continue as a going concern which is stated in the auditors’ opinion on the Company’s consolidated financial statements for the year ended December 31, 2012.

Although we currently sell our products primarily though infomercials, the goal of our business is to use the brand awareness we create in our infomercials to sell our products (along with additional line extensions) under distinct brand names in traditional retail stores. Our objective is to have these families of products sold in the traditional retail environment in shelf-space dedicated to the product category. We are developing the infrastructure to create these brands of products so that we can implement our business plan.

There is no guarantee that the Company will be successful in bringing our products into the traditional retail environment. If the Company is unsuccessful in achieving this goal, the Company will be required to raise additional capital to meet its working capital needs. If the Company is unsuccessful in completing additional financings, it will not be able to meet its working capital needs or execute its business plan. In such case the Company will assess all available alternatives including a sale of its assets or merger, the suspension of operations and possibly liquidation, auction, bankruptcy, or other measures. The consolidated financial statements do not include any adjustment relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result should the Company be unable to continue as a going concern.

If we do not continue to source new products, our ability to compete will be undermined, and we may be unable to implement our business plan.

Our ability to compete in the direct marketing industry and to expand into the traditional retail environment depends to a great extent on our ability to develop or acquire new innovative products under particular brands and to complement these products with related families of products under those brands.  If we do not source new products as our existing products mature through their product life cycles, or if we do not develop related families of products under our brands, we will not be able to implement our business plan, and the value of your investment may decrease.

Our shares are classified as “penny stock,” which will make it more difficult to sell than exchange-traded stock.

Our securities are subject to the Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers that sell such securities to other than established customers or accredited investors.  For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets exceeding $5,000,000 or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, combined with a spouse’s income, exceeds $300,000).  For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale.  Consequently, the rule may affect the ability of purchasers of our securities to buy or sell in any market that may develop.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate “penny stocks”.  A “penny stock” is any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the Securities and Exchange Act of 1934, as amended.  The rules may further affect the ability of owners of our shares to sell their securities in any market that may develop for them.  Shareholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

•

control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•

manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•

“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•

excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•

the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our issuance of additional shares may have the effect of diluting the interest of shareholders.

Any additional issuances of common stock by us from our authorized but unissued shares will have the effect of diluting the percentage interest of existing shareholders.  Out of our 100,000,000 authorized common shares, 79,227,244 shares, or approximately 79%, remain unissued as of December 31, 2012.  The board of directors has the power to issue such shares without shareholder approval.  None of our 20,000,000 authorized preferred shares are issued.

The board of directors’ authority to set rights and preferences of preferred stock may prevent a change in control by shareholders of common stock.

Preferred shares may be issued in series from time to time with such designation, rights, preferences and limitations as our board of directors determines by resolution and without shareholder approval.  This is an anti-takeover measure.  The board of directors has exclusive discretion to issue preferred stock with rights that may trump those of common stock.  The board of directors could use an issuance of preferred stock with dilutive or voting preferences to delay, defer or prevent common stockholders from initiating a change in control of the Company or reduce the rights of common stockholders to the net assets upon dissolution.  Preferred stock issuances may also discourage takeover attempts that may offer premiums to holders of our common stock.

Concentration of ownership of management and directors may reduce the control by other shareholders over ICTV.

As of December 31, 2012, our executive officers and directors own or have full or partial control over approximately 37.0% of our outstanding common stock, on a fully diluted basis.  As a result, other investors in our common stock may have limited influence on corporate decision-making.  In addition, the concentration of control over our common stock in the executive officers and directors could prevent a change in control of the Company.

Our board of directors is staggered, which makes it more difficult for a stockholder to acquire control of the Company.

Our articles of incorporation and bylaws provide that our board of directors be divided into three classes, with one class being elected each year by the stockholders.  This generally makes it more difficult for stockholders to replace a majority of directors and obtain control of the board.

Stockholders do not have the authority to call a special meeting, which discourages takeover attempts.

Our articles of incorporation permit only our board of directors to call a special meeting of the stockholders, thereby limiting the ability of stockholders to effect a change in control of the Company.

We do not anticipate paying dividends to common stockholders in the foreseeable future, which makes investment in our stock speculative or risky.

We have not paid dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future.  The board of directors has sole authority to declare dividends payable to our stockholders.  The fact that we have not and do not plan to pay dividends indicates that we must use all of our funds generated by operations for reinvestment in our operating activities.  Investors also must evaluate an investment in our Company solely on the basis of anticipated capital gains.

Limited liability of our executive officers and directors may discourage stockholders from bringing a lawsuit against them.

Our articles of incorporation and bylaws contain provisions that limit the liability of directors for monetary damages and provide for indemnification of officers and directors.  These provisions may discourage stockholders from bringing a lawsuit against officers and directors for breaches of fiduciary duty and may also reduce the likelihood of derivative litigation against officers and directors even though such action, if successful, might otherwise have benefited the stockholders.  In addition, a stockholder’s investment in our Company may be adversely affected to the extent that costs of settlement and damage awards against officers or directors are paid by us under the indemnification provisions of the articles of incorporation and bylaws.  The impact on a stockholder’s investment in terms of the cost of defending a lawsuit may deter the stockholder from bringing suit against one of our officers or directors.  We have been advised that the SEC takes the position that this provision does not affect the liability of any director under applicable federal and state securities laws.

We have material weaknesses in our controls over financial reporting and the effectiveness of our disclosure controls and procedures.

Due in large part to our limited management personnel, we have identified material weaknesses in our financial reporting and disclosure controls and procedures, including an inadequate number of personnel with requisite expertise in the key functional areas of finance and accounting, an inadequate number of personnel to properly implement control procedures, insufficient written policies and procedures for accounting and financial reporting, and lack of an audit committee.  While identified, these weaknesses continue as of June 30, 2013.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements of a forward-looking nature relating to future events or our future performance. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "expects,"  "believes," "anticipates," "estimates," "intends" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements of our plans, strategies and prospects under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," and other statements contained elsewhere in this prospectus.

These forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to update these forward-looking statements publicly for any reason. Actual results could differ materially from those anticipated in these forward-looking statements.

USE OF PROCEEDS

The proceeds of this offering will be used primarily to produce infomercials for promising products we are in the process of identifying, and to purchase media time for our various infomercials.  Some of the proceeds may also be used to acquire products or marketing rights for products, for research and development of new products, and to conduct test marketing.  The precise allocation of proceeds will be determined by the nature of the product we have chosen to market, including whether the product requires development or acquisition, and the nature and extent of the marketing program we have chosen for that particular product.  As a result, we will have broad discretion in the application of the proceeds from this Offering.

DILUTION

As of June 30, 2013, the net tangible book value per share of our common stock was $.08.  Assuming the shares offered hereby are sold at $.41 per share, which was the closing price of our common stock on October 11, 2013, the net tangible book value per share of our common stock would be $.16.  The increase in tangible net book value per share would be attributable to the proceeds received by us pursuant to this offering.  As a result, the purchasers in this offering would absorb immediate dilution in the amount of $.25 per share.

PLAN OF DISTRIBUTION

The shares being offered by the Company will be offered and sold in transactions negotiated by our management, and we have not retained the services of an underwriter.  As a result, no offering price has been established.  We expect that the negotiated sales prices will be determined primarily by the market price of our common stock at the time a sale transaction is negotiated.  However, the actual negotiated sale prices may be more or less than the current market price of our common stock.  There is no minimum number of shares required to be sold in this Offering and all purchase funds received from an investor in a negotiated transaction will be made available to us upon receipt unless otherwise agreed as part of the transaction.

Our management will receive no commissions or other compensation in connection with sales of the shares.  However, we reserve the right to sell shares through licensed broker dealers, to whom the Company may pay commissions of up to 10%, and to pay finders’ fees for introductions to potential investors.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock.  Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote.  The articles of incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of our common stock.

Because the holders of shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose.  In such event, the holders of the remaining shares will not be able to elect any of the directors.

The holders of shares of common stock are entitled to dividends, out of funds legally available, when and as declared by the board of directors.  The board of directors has never declared a dividend and does not anticipate declaring a dividend in the future.  In the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, the net assets of the company available to shareholders after payment of all creditors.

Under our articles of incorporation, only the board of directors has the power to call a special meeting of the shareholders, which limits the ability of shareholders to effect a change in control of the company by changing the composition of its board.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable.  To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders may be diluted.

Preferred Stock.  The board of directors may determine, in whole or in part, the references, limitations and relative rights, within the limits set forth by the laws of the state of Nevada of any class of its preferred stock before the issuance of any shares of that class.

Preferred stock can be used as an anti-takeover measure.  The board of directors has exclusive discretion to issue preferred shares with rights that may trump those of its common stock.  The board of directors could use an issuance of preferred stock with dilutive or voting preferences to delay, defer or prevent common stock shareholders from initiating a change in control of the company or reduce the rights of common stockholders to the net assets upon dissolution.  Preferred stock issuances may also discourage takeover attempts that may offer premiums to holders of the company's common stock.

DESCRIPTION OF BUSINESS

Overview

International Commercial Television, Inc. sells various consumer products via infomercials and through other channels.  We produce long-form infomercials and short-form advertising spots and sell our proprietary brands of advertised products directly to our viewing audience. In addition, we sell products via televised shopping networks, the internet, and retail distribution channels.

The goal of our business plan is to create brand awareness through our infomercial and spot advertising so that these brands and their families of products may be sold in dedicated shelf-space areas by product category in traditional retail stores.  We acquire the rights to our products that we market via licensing agreements, acquisition and in-house development.  We currently sell these products domestically and internationally.

A short-form spot is a 30-second, 60-second, or 120-second commercial, while a long-form infomercial is a 28 1/2-minute direct response commercial.  Short-form spots generally feature products that can be explained or demonstrated in two minutes or less, with a selling price of $29 or less.  Long-form infomercials generally feature products with a selling price of $30 - $300 and are usually unique, with more benefits and features, and thus require a lengthier demonstration and explanation.

For the fiscal years ended December 31, 2012 and December 31, 2011, 84% and 58%, respectively, of our product sales were generated from products sold domestically.

Our international division represented 16% and 42% of our sales volume for the years ended December 31, 2012 and 2011, respectively. International revenues resulted primarily from the sale of products to international distributors who in turn marketed our products to their respective markets via direct response and retail marketing channels.

The ICTV Strategy

Many of our competitors who produce successful infomercials fail to capitalize on their success by associating the products featured in their infomercials with a particular brand.  We think that there is a unique opportunity to do so.   Our goal is to create several brands of products and to introduce our brands of products to the market by airing infomercials featuring one or a few anchor products for each particular brand.  As our brands achieve recognition through the infomercial of the anchor product(s), we plan to sell the anchor product(s) and related families of products under those brands in traditional retail stores.  Our objective is to have our brands of proprietary products sold in retail stores in dedicated shelf space areas by product category.  We are currently developing the infrastructure we will need to develop our brands and to take families of products under those brands to the traditional retail environment.

Our Proposed Brands and Current Products

We continually seek to develop, acquire or obtain the license to consumer products that we believe can be distributed and marketed profitably, especially in the retail environment.  Our success depends, in part, on our ability to market products that appeal to viewers and that can be easily associated with a particular brand.  In order to succeed, we are also aware of the need to identify new products to supplement and possibly replace our existing product lines as they mature through product life cycles.

Our product development and marketing department is the backbone of our Company.  We put forth extensive effort to research and develop new products that are unique and that will be suitable both for direct response marketing in infomercials and for sale in traditional retail stores.  Our development of new product ideas stems from a variety of sources, including inventors, trade shows, strategic alliances with manufacturing and consumer product companies, industry conferences, and the continuous review of new developments within targeted brand and product categories.  In addition, we also receive unsolicited new product proposals from independent parties.

The Company also internally generates ideas for new products that it wishes to develop.  If the Company has an idea for a product, it will present prototype specifications to one of its manufacturers to develop a prototype, and the Company will then evaluate the feasibility of selling the product through an infomercial.

When we evaluate a product for its suitability for an infomercial, we consider how appropriate it is for television demonstration and how consumers will perceive the value of the product.  Part of our selection criteria for new products are as follows:

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Products must be unique, demonstrable, have mass-market appeal and generally be unavailable elsewhere in the marketplace.  Benefits must be capable of being demonstrated visually, preferably with support from customer testimonials;

•

Must support a minimum 5 times mark-up from landed cost while still representing good perceived value to the consumer;

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Must have a unique “hook” to be able to catch the attention of the viewer - infomercials simply portray the consumer’s problem and the solution provided by the product and usually present a significant before and after state - the bigger the problem solved by the product, the greater the sales potential;

•

Easily and effectively promoted through sustained television branding;

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Supports a margin sufficiently high enough to maintain profitability to us when sold through conventional retailers;

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Has high volume sales potential, to ensure retailer interest;

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Exhibits potential for “back-end” sales either through traditional retail or by company-run “auto ship” continuity programs - the more related products that are available for upsell/back-end campaigns, the wider the advantage in the infomercial marketplace;

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Should have the potential to be turned into a long-term retail item – a product can drive retail sales by capitalizing on awareness advertising that is created with a successful infomercial; and

•

Must be relatively easy to ship.

Our primary product categories are health and beauty, diet and fitness, and leisure and toy products.  These categories have performed well in Direct Response Television (“DRTV”) campaigns and they move smoothly to retail sales channels.  Retail buyers seek out new and better products in these categories, especially branded products that have gained a high profile through television.

The following is a list of products we own or have certain rights to and that we are currently marketing or plan to market over the next twelve months.

Health and Beauty Products

The Health and Beauty category is a strong and proven DRTV category as products in this category demonstrate well on television with before and after clinicals, possess high profit margins, and are aimed at the highly motivated “Fountain of Youth” markets.

DermaWandTM

We have a worldwide exclusive license to sell the DermaWandTM, a skin care appliance that could reduce fine lines and wrinkles and improves overall skin appearance.  The price consumers pay for DermaWandTM varies from country to country, however, it generally ranges from approximately $90-$120.  The DermaWandTM is sold and marketed with DermaVital® skin care products which are offered with a monthly continuity program.

On November 9, 2011, ICTV began airing a new DermaWandTM long-form infomercial.  During 2012, the new DermaWandTM infomercial aired on both national cable stations and throughout a variety of major and minor broadcast markets in the United States.  The Company recognized approximately $17,021,000 and $128,000 of revenue relate to the new DermaWandTM infomercial during 2012 and 2011, respectively.  The infomercial has continued to run through October 2013, and it is the Company’s plan to continue airing it throughout the entire year.

DermaVital®

DermaVital® is a brand of cosmetics with a wide variety of products.  The product line consists of several moisturizers that allow water to penetrate the skin's surface, thus re-hydrating the deeper layers.  Medical experts, including dermatologists, agree that dehydration or lack of water is a major cause of skin problems.  The problem is that the skin by itself is virtually waterproof and water cannot penetrate its resilient surface.  This moisturizing formula has the ability to send water into the deeper layers of the skin where it is most needed.  The result is a deeper moisturization that softens, cleanses and hydrates the skin in a way that enhances and supports the skin's own natural functions.

In addition to moisturizers, the DermaVital® line has facial cleansers, microdermabrasion treatments, eye cream, lip cream, and hand cream.  The Company is currently working on developing new products to market under the DermaVital® name.

DermaVital® has been offered to DermaWandTM buyers through U.S. DRTV and Internet distribution channels as a monthly continuity program, and to HSN customers as an “add on” product to their DermaWandTM purchase.  As of June 30 2013, over 18,000 customers are currently enrolled in some form of DermaVital® continuity program.  Customers are enrolled month to month and can cancel at any time.  During 2013, ICTV is focused on expanding the number of customers that enroll in continuity, increasing the average order value of our continuity shipments, and increasing the average number of cycles that a customer stays in a continuity program.

In an effort to achieve these goals, during March 2013, the Company has rebranded its core DermaVital® continuity program as, “The DermaVital® Preferred Beauty Club”.  As a member of the Club, a customer will receive exclusive benefits, including significant discounts of up to 70% on DermaVital® products, free monthly gifts of other products in the DermaVital® line, and a dedicated member-only phone number.

Additional Products – Various Categories

BetterBlocksTM

In April 2000 we acquired the exclusive, royalty-free worldwide license to manufacture market and distribute BetterBlocksTM, a patented plastic toy building system, under the Share and Option Purchase Agreement with The Better Blocks Trust, a shareholder.   BetterBlocksTM has been sold mainly through DRTV, mail order catalogues, retail and the television shopping channel QVC.

The Company tested the BetterBlocksTM product line on televised shopping in the fall of 2009, and has continued to sell the product on the internet in 2012 and 2011.  Revenue for BetterBlocksTM was approximately $11,500 and $6,000 during 2012 and 2011, respectively.  The Company plans to continue selling BetterBlocksTM through the web during 2013 and plans to sell this product in conjunction with the promotion of the new line of BetterBlocksTM, Glo-B’sTM.

Glo-B’sTM

On March 14, 2012, the Company completed the execution of an agreement with Hutton Miller LLC for the production of one and two minute direct response television commercials to be aired on major US children’s cable channels, featuring Glo-B’sTM.

Glo-B’sTM is a toy building block system that bends, moves, shapes and curves.  Solidly made of quality glow-in-the-dark neon colored plastic, the blocks glow in their respective colors. Glo-B’sTM are designed for children 3 + years and will connect with and enhance other popular building block sets. Recent years have seen the “construction toy” segment of the toy market in the USA on a sharp increase, with actual “building and doing” once again enjoying a resurgence of popularity with both children and parents alike.

In September 2012, the Glo-B’sTM spot was tested on a variety of national cable channels geared toward children’s programming.   A second test was run in December 2012.  Gross revenue of Glo-B’sTM during 2012 were approximately $13,900.

Strike N’ SetTM

In July 2010, we entered into an exclusive, royalty-free worldwide agreement to distribute Strike N’ SetTM, a patented fishing lure system manufactured by MBCT Global Ventures, LLC.  As part of the agreement, ICTV was required to develop and produce at its own expense, 60-second, 120-second, and 15 minute infomercials.  In January 2011, ICTV began production of these infomercials and in July 2011 ran a U.S. media test of the product.  Revenue for Strike N Set was approximately $8,300 and $4,000 during 2012 and 2011, respectively.  The Company plans to continue selling Strike N SetTM through the web during 2013.

Slender LiftTM

In November 2009, we acquired worldwide exclusive license to manufacture and sell the Slender LiftTM, a slimming garment system for women. In the spring of 2010, the Company did a DRTV media test of Slender LiftTM. In February 2012, we tested Slender LiftTMon a televised home shopping channel.  The product sold at an introductory price of $24.95.  The test consisted of one airing of approximately eight minutes and generated sales of approximately 200 units.  Three additional airings occurred in April 2012.  Gross revenue for Slender LiftTM was approximately $16,600 and $120 during 2012 and 2011, respectively.

Marketing, Sales, Production and Distribution

We use infomercials to build brand awareness and identity.

Infomercials are designed to motivate the viewer to purchase the product immediately (or in the case of lead-generation DRTV, to inquire about the product).  As a result, where brand TV spots generally focus on one key benefit, infomercials give the viewer all the information they need to make a purchasing decision, including presenting multiple features and benefits, and providing price and quality comparisons.  Most infomercials also include a special time-sensitive offer designed to induce immediate response.

Infomercials are characterized by benefit-driven copy, captivating demonstrations and attractive offers.  A typical infomercial consists of two or three "pods" that each last from 6 -12 minutes.  Each pod contains product and benefit information for consumers to make a decision on whether or not to purchase.  The pod concludes with a call-to-action (CTA) during which the seller asks for the order.

More importantly, we feel that infomercials build brand awareness.  Viewers of a long-form infomercial are exposed to the name and features of a particular brand and product for nearly thirty minutes.  We think that this brand recognition will make it easier to market the featured product in the retail environment, because consumers who have seen our infomercials will already have been exposed to the brand.  We expect other products within the featured product’s family to benefit from brand association in the retail environment.  We believe this introduction of product family brands through infomercials will save much time, money and effort that we would otherwise have to spend on marketing if we were to introduce our products to traditional retail without airing the infomercials first.

We also think infomercials are an easy means by which to measure the success of our marketing efforts.  We can measure how successful an infomercial is or will be by doing a media test.  If the product performs well during test marketing, we can increase the media time for the infomercial.  We can also target certain markets by buying media time in particular locations or cities.  The products we sell via our infomercials may do well in some markets, but not in others.  When orders are placed, we gather demographic information about the purchaser and use this information to determine our future target markets.

We contract with several independent companies to manufacture our products.  In general, we place an order with the manufacturer and we pay the manufacturer cash upon shipment of the goods.  In some instances, we provide the manufacturer with an advance payment to cover a portion of the manufacturers’ costs, and we pay the balance after the goods are shipped.

We contract with telemarketing firms to answer phones and capture orders for products sold through our infomercials.  Our storage of inventory, customer service, order processing, and order shipping functions are performed by an outside third party contracted fulfillment company - a2b Fulfillment in Greensboro, GA.

We generally fulfill our orders within one to five days of the date customers order our products.  If for some reason we are unable to fulfill an order within five days of the date of a customer’s order, then we provide the customer with a letter explaining the reason for the delay.  The letter will also provide the customer with a revised shipping date not to exceed thirty days, and will offer the customer an option to either consent to the delay in shipping or to cancel their order and receive a prompt refund.

Infomercial Production

In the past, we have produced our infomercials with internal management resources, but we also have utilized independent production companies to produce our infomercials.  We have relationships with several independent producers, and we contract out such functions as a way to keep our overhead to a minimum. We, along with the owner or inventor of the product (as the case may be) will always have input in the production process.  Even when we outsource production, we utilize a company specialist to oversee all scripting, filming and editing of the infomercial, and we take great care to ensure that the infomercial is produced in such a way that it can easily be adapted to international markets.

Media Testing

Once the infomercial is produced, we acquire a minimal amount of inventory and purchase $10,000 – $20,000 worth of media time through one of our preferred direct response television specialist media agencies to test the infomercial in select target markets.  The agencies generally have comprehensive records of the markets and time slots in which certain product categories have historically sold well.  The agencies also have comprehensive tracking and analyzing programs to test and track the sales response in the markets where we air our infomercials.  The agencies will provide us with a report showing the amount of revenue generated from the infomercial as a ratio to media dollars spent.  For example, a 2.5:1 ratio means that for every $1.00 spent on media, $2.50 was generated in sales.  We take this information, along with other things such as cost of goods, fulfillment charges, telemarketing costs, insurance, returns, credit card commissions and shipping costs and generate our own reports to assess the success of the infomercial in our target markets.

Product Rollout

If a positive result is achieved during media testing, we will begin to build up inventory of the product and “roll out” the infomercial on a wider scale by increasing media spending on a weekly basis until a point just before returns diminish.  When we roll out infomercials, we generally begin with a media spend of $75,000 – $100,000 per week for media time for a long-form infomercial and a minimum of $50,000 per week for a short-form infomercial or spot.  We monitor results, payoffs and profitability of our infomercials on a daily basis and aim to be very cautious as to when and how we go about rolling out our infomercials.

In our experience, a “good average” infomercial, which we define as having a media ratio of 2.5:1, will have a life span of eight to twelve months and will, at its peak, sustain $150,000 – $200,000 in media spending per week.  A “hit” infomercial, which we define as having a media ratio of 4:1 or greater, will have a life span of 12 to 24 months, and at its peak, will sustain $600,000 – $700,000 in media spending per week.

International Sales

The goal of our international division is to establish solid distribution relationships in each country where our products are marketed. By doing so, we can tailor our products and production for each individual region, and develop relationships with local experts and established companies that are intimate with the marketplace.  When a product that was domestically sold in an infomercial is prepared for international distribution, the international infomercial operator will dub the infomercial, develop product literature in the appropriate foreign language and review the infomercial’s compliance with local laws.  The international infomercial operator will then test the infomercial and roll it out on a larger scale if the test marketing is successful.  We believe that many well-produced infomercials can produce profitable margins somewhere internationally, even if they have failed in the United States.

We do expect to continue to devote attention to the international market and to have our infomercials aired internationally through our strategic alliances that we have and will continue to develop throughout the world.  We are working to leverage our line of products that we market internationally and test which shows sell best in each country and region.

Traditional Retail Sales

We aim to capitalize on the brand and product awareness we create through our infomercials by selling our proprietary brands of products and related families of products under those brands in dedicated shelf-space areas by product category in traditional retail stores.  We believe that traditional retail sales are a logical step to take after we create brand and product awareness through our infomercials, because we will not have to incur any significant marketing costs and expenses that consumer product companies would otherwise have to incur when introducing their products to the traditional retail environment.

We are currently working toward creating the infrastructure that we will need in order to take our brands and products to the traditional retail environment. The objective of the DRTV strategy is to build brands that are attractive to our main target market - national retailers.

Other Direct Response Sales Methods

Once we have rolled out a product in an infomercial, we prepare to distribute the product via other direct response methods, such as mail order catalogs, direct mail, credit card statement inserts and live appearances on television home shopping channels such as HSN and QVC.  We believe that this is an additional means by which to use the brand awareness we create in our infomercials, and to reach consumers who might not watch television.  These other direct response methods also extend the time period during which each of our products can generate revenue.

Customer Service

We seek to provide our customers with quality customer service.  We generally offer an unconditional 30-day money back return policy to purchasers of our products.  Our policy is to investigate the cause of returns if returns begin to undermine our expectations for a product’s profitability.

Competition

We compete directly with several established companies that generate sales from infomercials and direct response television, as well as small independent direct response television producers.    Products similar to ours may be sold in department stores, pharmacies, general merchandise stores, magazines, newspapers, direct mail advertising, catalogs and over the internet.  Many of our major competitors, who include Thane International Inc. and Guthy-Renker Corp., have substantially greater financial, marketing and other resources than us.

We expect that we will face additional competition from new market entrants and current competitors as they expand their direct marketing business models.  The barriers to entry in the infomercial industry are fairly low, but there are many difficult hurdles for young entrants to overcome if they are to be successful in the long-term.  To be competitive, we believe we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors’ innovations.  We must also source successful products, create brand awareness and utilize good sales pitches for our products.  We believe that although we have a limited operating history, we are strategically positioned to compete because of our management’s experience and strong relationships in the industry.  In addition, we feel that associating our products with particular brands and focusing on the traditional retail environment, as we intend to do, will give us a competitive advantage over traditional infomercial companies who fail to capitalize on the consumer awareness they create via their infomercials.

Intellectual Property

Our success is dependent, in part, upon our proprietary rights to our primary products.  The following consists of a description of our intellectual property rights.

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Trademarks

We have several registered trademarks for BetterBlocksTM in countries throughout the world.  We have also registered trademarks in the United States for DermaWandTM, DermaVital®, Smart StacksTM, Slender LiftTM, BetterBlocksTM, Glo-B’sTM, and Strike N’ SetTM.

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Patents

We have patents for the toy building elements of BetterBlocksTM in several countries throughout the world.  We also have the exclusive right to the use of the worldwide patent for DermaWandTM, as is necessary to manufacture, market and distribute DermaWandTM.  In addition, we have the exclusive right to the use of the worldwide patent for the distribution of Strike N’ SetTM.

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Copyrights

We have copyright registrations for all versions of our infomercials for DermaWandTM and BetterBlocksTM.

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Registered Designs

We have registered designs for BetterBlocksTM in several countries throughout the world.

There can be no assurance that our current or future intellectual property rights, if any, will not be challenged, invalidated or circumvented, or that any rights granted under our intellectual property will provide competitive advantages to us.  In addition, there can be no assurance that claims allowed on any future patents will be sufficiently broad to protect our products.  The laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States.  We intend to enforce our proprietary rights through the use of licensing agreements and, when necessary, litigation.  Although we believe the protection afforded by our patents, trademarks, copyrights and registered designs has value, rapidly changing technology and industry standards make our future success depend primarily on the innovative skills, expertise, and management abilities of our team rather than on patent and trademark protection.

Royalty Agreements

In April 2000, we assumed from R.J.M. Ventures Limited and Better Blocks International Limited, by virtue of the Share and Option Purchase Agreement we signed with The Better Blocks Trust, the obligation to pay royalties on the sales of the DermaWandTM under the following agreements:

DermaWandTM

Under a marketing and royalty agreement with the developer of DermaWandTM, we are obligated to pay them a royalty at a fixed rate per unit sold.  The agreement is silent as to its duration.

Governmental Regulation

We are subject to regulation by a variety of federal, state and local agencies, including the Federal Trade Commission, the Federal Communications Commission, the Consumer Product Safety Commission and the FDA under the FDC Act.  The government regulations to which we are subject vary depending on the types of products we manufacture and market.  As we begin to market a broader variety of products and services, we may become subject to regulation by additional agencies.

We are also subject to the Federal Mail/Telephone Order Rule.  Under the Mail/Telephone Order Rule, it is an unfair or deceptive act or practice for a seller to solicit any order for the sale of merchandise to be ordered by the buyer through the mail or by telephone unless, at the time of the solicitation, the seller has a reasonable basis to expect that it will be able to ship the ordered merchandise to the buyer within 30 days after the seller’s receipt of a properly completed order from the buyer.  If the buyer uses credit to pay for the merchandise, the time period within which the seller must ship the merchandise to the buyer is extended to 50 days.  Under the Mail/Telephone Order Rule, the seller, among other things, must provide the buyer with any revised shipping date.  If the seller is unable to fulfill an order within 30 or 50 days, as the case may be, then the seller must provide the buyer an option either to consent to a delay in shipping or to cancel their order and receive a prompt refund.

There can be no assurance that new laws, rules, regulations or policies that may have an adverse effect on our operations will not be enacted or promulgated at a future date.

Employees

During the course of 2012 we employed a total of eight employees, seven full-time employees and one part-time employee.    We consider our labor relations to be good.  None of our employees are covered by a collective bargaining agreement.

Research and Development

Our research and development costs have consisted of efforts to discover and develop new products and the testing and development of direct-response advertising related to these products.

Legal Proceedings

We are not a party to any pending legal proceeding or litigation and none of our property is the subject of a pending legal proceeding. Further, our officers and directors know of no legal proceedings against us or our property contemplated by any governmental authority.

Available Information and Reports to Stockholders

We are subject to the information and periodic reporting requirements under Section 12(g) of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.  Any document we file may be read and copied at the Commission’s Public Reference Room located at 450 Fifth Street NW, Washington DC 20549.  Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms.  Our filings with the Commission are also available to the public from the Commission’s website at http://www.sec.gov.

MANAGEMENT'S DISCUSSION & ANALYSIS

The following discussion should be read in conjunction with our consolidated financial statements. Certain statements contained below may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include those discussed in “Forward Looking Statements,” above.

Overview

Although we currently sell products through infomercials, the goal of our business plan is to use the brand awareness we create in our infomercials so that we can sell the products featured in our infomercials, along with related families of products, under distinct brand names in traditional retail stores.  Our goal is to have these families of products sold in the traditional retail environment in shelf-space dedicated to the product category.  We are developing the infrastructure to create these brands of products so that we can implement our business plan.

Fluctuations in our revenue are driven by changes in our product mix.  Revenues may vary substantially from period-to-period depending on our product line-up.  A product that generates revenue in one quarter may not necessarily generate revenues in each quarter of a fiscal year for a variety of reasons, including, seasonal factors, number of infomercials run, the product’s stage in its life-cycle, the public’s general acceptance of the infomercial and other outside factors, such as the general state of the economy.

Just as fluctuations in our revenues are driven by changes in our product mix, our gross margins from period to period depend on our product mix.  Our gross margins vary according to whether the products we are selling are primarily our own products or third-party products.  As a general rule, the gross margins for our own products are considerably higher based on proportionately smaller cost of sales.  For third-party products, our general experience is that our gross margins are lower, because we record as cost of sales the proportionately higher cost of acquiring the product from the manufacturer.  Within each category (i.e., our own products versus third-party products), gross margins still tend to vary based on factors such as market price sensitivity and cost of production.

Many of our expenses for our own products are incurred up-front.  Some of our up-front expenditures include infomercial production costs and purchases of media time.  If our infomercials are successful, these up-front expenditures produce revenue as consumers purchase the products aired on the infomercials.  We do not incur infomercial production costs and media time for our third-party products, because we merely act as the distributor for pre-produced infomercials.  It is the responsibility of the international infomercial operators to whom we sell the third-party products to take the pre-produced infomercial, adapt it to their local standards and pay for media time.

Results of Operations

The following discussion compares operations for the three and six months ended June 30, 2013 with the three and six months ended June 30, 2012.

Revenues

Our revenues increased to approximately $10,455,000 and $22,855,000 for the three and six months ended June 30, 2013, up from approximately $3,836,000 and $6,492,000 recorded during the three and six months ended June 30, 2012, a 173% and 252% increase, respectively. There were two major reasons for the increase in revenue.  The first reason relates to continued success of the new DermaWandTM infomercial, which began airing in November 2011.  During the three and six months ended June 30, 2013 sales relating to DermaWandTM for direct response television (DRTV) were approximately $7,554,000 and $16,891,000 as compared to approximately $2,254,000 and $3,930,000 during the three and six months ended June 30, 2012.

This increase in DRTV revenue was in part due to the launching of a new Spanish language version of the DermaWandTM infomercial that was launched in August 2012.  In addition, we had approximately 19,000 and 11,000 airings of the English and Spanish language versions of the DermaWandTM infomercial for the six months ended June 30, 2013, respectively, compared to 11,000 and 0 airings for the six months ended June 30, 2012, respectively.  We have also been successful in building an auto-ship continuity program with our DermaVital® skincare line.  Currently there are over 18,000 customers in one of three DermaVital® Preferred beauty clubs, all of which pay $19.95 and $39.95 per month to receive the three core products in the line; Pre-Face Beauty Treatment, Hydra Infusion Beauty Treatment, and Skin Mist.  Customers are enrolled month to month and can cancel at any time.  The Company is focused on expanding the DermaVital® line and building the continuity program.  Sales related to DermaVital® during the three and six months ended June 30, 2013 were approximately $1,077,000 and $2,113,000 as compared to approximately $224,000 and $371,000 during the three and six months ended June 30, 2012.

Another reason for the increase in revenue for the six months ended June 30, 2013 was an increase in international sales.  During the three and six months ended June 30, 2013, international sales revenue for the DermaWandTM was approximately $1,248,000 and $2,240,000, as compared to approximately $1,352,000 and $1,947,000 during the three and six months ended June 30, 2012.   The increase in sales internationally is primarily due to the new DermaWandTM infomercial running in Europe, Asia, and South America.

Gross Margin

Gross margin percentage was approximately 72% for the three and six months ended June 30, 2013, up from approximately 62% during the three and six months ended June 30, 2012.  The main reason for the increase in gross margin was that the sales generated from the new DermaWandTM infomercial have an average selling price of $145, including shipping and handling, which represented the majority of sales for the three and six months ended June 30, 2013. In comparison, for the three and six months ended June 30, 2012, there was a significant portion of our sales generated from televised home shopping, which had a selling price of approximately $60 to $100.

For the three and six months ended June 30, 2013 we generated approximately $7,511,000 and $16,405,000 in gross margin, compared to approximately $2,376,000 and $4,047,000 for the three and six months ended June 30, 2012.

Operating Expenses

Total operating expenses increased to approximately $7,144,000 and $14,506,000 during the three and six months ended June 30, 2013, from approximately $2,255,000 and $3,947,000 during the three and six months ended June 30, 2012, an increase of approximately $4,888,000, or 217% and $10,559,000 or 268%.  This increase in operating expenses in primarily due to the expenses associated with running the new DermaWandTM infomercial.  The largest of these expenses are media expenditures.   Total media and production expenses increased to approximately $3,313,000 and $6,747,000 for the three and six months ended June 30, 2013, from approximately $1,114,000 and $1,974,000 for the three and six months ended June 30, 2012.  Media and production expenses increased due to additional airings and the costs of running the Spanish infomercial, which was not run in the six months ended June 30, 2012.  Other expenses that increased in association with the DermaWandTM infomercial are as follows:

	For the three months ended June 30
	2013	2012	Increase
Answering Service	$ 737,000	$152,000	$ 585,000
Customization & Duplication	67,000	45,000	22,000
Merchant Fees	284,000	65,000	219,000
Total	$ 1,088,000	$262,000	$ 826,000

	For the six months ended June 30
	2013	2012	Increase
Answering Service	$1,583,000	$296,000	$1,287,000
Customization & Duplication	118,000	82,000	36,000
Merchant Fees	600,000	100,000	500,000
Total	$ 2,301,000	$478,000	$1,823,000

In addition to the increased costs associated with the infomercial; there was also a significant increase in share based compensation and bad debt expenses.  Total share based compensation expenses increased to approximately $326,000 and $306,000 during the three and six months ended June 30, 2013, from approximately $112,000 and $225,000 during the three and six months ended June 30, 2012.   Total bad debt expenses increased to approximately $791,000 and $1,755,000 during the three and six months ended June 30, 2013, from approximately $90,000 and $207,000 during the three and six months ended June 30, 2012.  Bad debt as a percentage of DRTV sales increased to 10% during the six months ended June 30, 2013 from 5% during the six months ended June 30, 2012.  The main reason for this was the increase in sales related primarily to the infomercial.  In addition, during the six months ended June 30, 2013, the percentage of total revenues that was related to international sales was lower than during the six months ended June 30, 2012.  Although there was an increase in international sales during the six months ended June 30, 2013, which have no bad debts, this increase was substantially offset by the disproportionate increase in infomercial sales.

Income Tax Expense (Benefit)

The provision (benefit) for income tax increased to approximately ($288,000) and $68,000, from $0 and $0 during the three and six month periods ended June 30, 2013 and 2012, respectively.  For the six months ended June 30, 2013 and 2012, the provision represented an effective tax rate of 3.6% and 0%, respectively, of pre-tax income.  The effective tax rates for 2013 and 2012 reflect provisions for current federal and state income taxes.   A full valuation allowance is provided against the deferred tax assets because it is not more likely than not that the assets will be realized.  The effective rate differs from the statutory rate primarily due to the expected utilization of net operating losses for which no tax benefit has previously been provided. As of December 31, 2012, the Company had approximately $2,527,000 of gross federal net operating losses and approximately $420,000 of gross state net operating losses available, of which approximately $1,974,000 and $150,000 are expected to be utilized in 2013.  As of June 30, 2013, there is not sufficient positive evidence to support that it is more likely than not that the Company will be able to utilize its deferred tax assets.  The Company has generated one year of taxable income thus far.  Additionally, the Company is currently undergoing an IRC Section 382 study which could potentially reduce the amount of deferred tax assets that may be utilized in the future.  The benefit for the three month period ended June 30, 2013 is a result of the Company’s revised forecast of taxable income for the year ended December 31, 2013 and expected utilization of net operating losses.  This revised forecast resulted in lower taxable income than was estimated during the three months ended March 31, 2013, therefore, resulting in a benefit to arrive at the lower tax expense expected for the six months ended June 30, 2013.

Net Income

The Company generated net income of approximately $649,000 and $1,817,000 for the three and six months ended June 30, 2013, compared with a net income of approximately $112,000 and $91,000 for the three and six months ended June 30, 2012.  There are three significant reasons for the increase in net income.  The first reason was the increase in gross margin of 10% for both periods.  Since sales of both DermaWandTM and DermaVital® increased significantly, the Company was able to take advantage of pricing discounts based on the quantity of goods it purchased from its suppliers.   In addition, the gross margin also increased due to a higher percentage of sales coming from the DRTV business, which generates the highest margins.

The second reason for the increase in net income was the increase in continuity sales generated from the monthly shipments of the Company’s DermaVital® skincare products.  Sales from DermaVital® for the three and six months ended June 30, 2013 were approximately $1,077,000 and $2,113,000 as compared to approximately $224,000 and $371,000 during the three and six months ended June 30, 2012.  Since these sales occur after the expense of acquiring the customer has already occurred (i.e. media expenses, telemarketing expenses, etc.), the profit margin on these particular sales is high, compared to the initial DRTV sale that results directly from the running of an infomercial.

The third major reason for the increase in net income was the increase in sales from our international distribution for the six months ended June 30, 2013.   Sales to 3rd party international distributors were approximately $1,248,000 and $2,240,000 for the three and six months ended June 30, 2013, compared with sales of approximately $1,352,000 and $1,947,000 for the three and six months ended June 30, 2012.   These sales are also highly profitable as the Company incurs no expense of acquiring the customers, just the cost of goods.

Liquidity and Capital Resources

At June 30, 2013, we had approximately $518,000 in cash (including cash held in escrow), compared to approximately $908,000 at December 31, 2012.  We generated negative cash flows from operations of approximately $361,000 in the six months ended June 30, 2013 compared to a negative cash flow from operations of approximately $116,000 for the same period in 2012.  The negative cash flow from operations during the current period was primarily a result of a net income of approximately $1,817,000, an increase in accounts receivable of approximately $1,993,000, an increase in inventory of approximately $719,000, an increase in prepaid expense and other current assets of approximately $164,000, a decrease in accounts payable and accrued liabilities of approximately $1,216,000, a decrease in severance payable of approximately $20,000, partially offset by an increase in deferred revenue of approximately $74,000, share based compensation expense of approximately $306,000, bad debt expense of approximately $1,755,000 and depreciation expense  of approximately $8,000.  The most significant driver of the activity was the increase in inventory due to expected future sales and the decrease in accounts payable and accrued liabilities.

The Company has a note payable to The Better Blocks Trust (“BB Trust”), a shareholder, originally in the amount of $590,723.  On April 1, 2012, the shareholder note payable was modified.   The new terms include interest at the rate of four and three quarters percent (4.75%) per annum.  Interest on the unpaid balance of this note shall be paid in arrears as of the end of each calendar quarter, with payment due on the first day of the month following the quarter as to which interest is being paid.  The first payment of interest was due on January 1, 2013, for the three quarters beginning April 1, 2012 and ending on December 31, 2012.  The principal balance of this note shall be due and payable in three equal payments on each of April 1, 2015, April 1, 2016, and April 1 2017.  Interest on the loan for the three and six months ended June 30, 2013 and 2012, was approximately $6,000 and $7,000 and $12,600 and $7,000, respectively

This note may be prepaid in whole or in part at any time without penalty, and any prepayment shall be applied against the next principal payment due.  For the three and six months ended June 30, 2013 and 2012, $30,000 and $0 and $85,000 and $0, respectively, in principal prepayments were made on the note.  At June 30, 2013 and December 31, 2012, the balance outstanding was approximately $505,723 and $590,723, respectively.   All or any part of this note may be converted into shares of common stock of the Company at any time, and from time to time, prior to payment, at a conversion price of $0.50 per share.  Conversion is at the option of lender.  Any amount not converted will continue to be payable in accordance with the terms of the note (See Note 5).

In December 2011, the Company entered into a note payable with a Canadian lender in the amount of approximately $98,000 (C$100,000).  This loan accrues interest of prime plus 1%.   Interest is paid monthly.  Principal payments are to be paid in monthly installments of approximately $6,500 (C$6,667), beginning in March 2012 and ending May 2013.  On January 24, 2012, the Company entered into a note modification with the Canadian lender, increasing the outstanding balance to approximately $137,000 (C$140,000) as additional borrowings were made by the Company.  The principal payments on the additional borrowings of approximately $39,500 (C$40,000) are in two installments of $20,000 (approximates C$) payable on April 15, 2012 and July 15, 2012, respectively.  In addition, the interest rate on the note was modified to lender’s cost, plus two-percent and the note became convertible into shares of the Company’s common stock at a fixed conversion rate of $0.196 (C$0.20) per share. As of June 30, 2013, there was no outstanding balance on this note.

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern.  The Company generated negative cash flows from operating activities during the six months ended June 30, 2013, of approximately $361,000. As of June 30, 2013, the Company had a working capital of approximately $2,592,000, compared to approximately $336,000 at December 31, 2012, and an accumulated deficit of approximately $5,437,000 as of June 30, 2013.

Although we currently sell our products primarily though infomercials, the goal of our business is to use the brand awareness we create in our infomercials to sell our products (along with additional line extensions) under distinct brand names in traditional retail stores. Our objective is to have these families of products sold in the traditional retail environment in shelf-space dedicated to the product category. We are developing the infrastructure to create these brands of products so that we can implement our business plan.

There is no guarantee that the Company will be successful in bringing our products into the traditional retail environment. If the Company is unsuccessful in achieving this goal, the Company will be required to raise additional capital to meet its working capital needs. If the Company is unsuccessful in completing additional financings, it will not be able to meet its working capital needs or execute its business plan. In such case the Company will assess all available alternatives including a sale of its assets or merger, the suspension of operations and possibly liquidation, auction, bankruptcy, or other measures. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements does not include any adjustment relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result should the Company be unable to continue as a going concern.

The following discussion compares operations for the fiscal year ended December 31, 2012, with the fiscal year ended December 31, 2011.

Revenues

Net sales increased $19,818,000 or 639% to approximately $22,920,000 in 2012 from approximately $3,102,000 in 2011. There were two major reasons for the increase in revenue.  The first reason relates to continued success of the new DermaWandTM infomercial. During 2012 sales relating to DermaWandTM for direct response television (DRTV) were approximately $17,021,000 as compared to approximately $128,000 in 2011.

This increase in DRTV revenue was in part due to the launching of a new Spanish language version of the DermaWand show that was launched in August 2012.  We have also been successful in building an auto-ship continuity program with our DermaVitalTM skincare line.  Currently there are over 12,000 customers in the program, all which pay $29.95 per month to receive the three core products in the line; Pre-Face Beauty Treatment, Hydra Infusion Beauty Treatment, and Skin Mist.  Customers are enrolled month to month and can cancel at any time.  The Company is focused on expanding the DermaVitalTM line and building the continuity program.  Sales related to the DermaVitalTM line during the years ended December 31, 2012 and 2011 were approximately $1,519,000 and $3,000, respectively.

The second reason for the increase in revenue was an increase in international sales.  During 2012, international sales revenue for the DermaWandTM was approximately $3,768,000, as compared to approximately $1,299,000 in the prior year, an increase of approximately $2,469,000.  The increase in international sales can be attributed primarily to the new DermaWandTM infomercial running in Europe, Asia, and South America.

Gross Margin

Gross margin percentage increased to approximately 67.4% in 2012 from approximately 49.5% in 2011.  The main reason for the increase in gross margin was that the sales generated from the new DermaWandTM infomercial have an average selling price of $145, including shipping and handling, which represented the majority of sales for the 2012. In comparison, for 2011, the majority of sales were generated from televised home shopping, which had a selling price of approximately $60 to $100. Infomercial sales of DermaWandTM only occurred during the last quarter of 2011, whereas it ran for all of 2012.

In 2012, we generated approximately $15,440,000 in gross margin, compared to approximately $1,534,000 in 2011.

Operating Expenses

Total operating expenses increased to approximately $15,915,000 in 2012, from approximately $2,020,000 in 2011, an increase of $13,895,000, or 688%.  This increase in operating expenses in primarily due to the expenses associated with running the new DermaWandTM infomercial.  The largest of these expenses are media expenditures.  Total media and production expenses increased to approximately $7,626,000 in 2012, from approximately $337,000 in 2011.  Other expenses that increased in association with the DermaWandTM infomercial were answering services of approximately $1,587,000 in 2012, from approximately $33,000 in 2011; customization and duplication of approximately $218,000 in 2012, from approximately $52,000 in 2011; and merchant fees of approximately $521,000 in 2012, from approximately $19,000 in 2011.

In addition to the increased costs associated with the infomercial, there was also a significant increase in stock based compensation and bad debt expense.  Total stock based compensation expenses increased to approximately $838,000 during 2012, from approximately $111,000 in 2011.  Total bad debt expenses increased to approximately $1,436,000 during 2012, from approximately $44,000 in 2011, which is consistent with the increase in sales and related primarily to infomercial sales.

Net Loss

The Company generated net loss of approximately $550,000 for the year ended December 31, 2012, compared to a 2011 net loss of approximately $486,000. The major reason for the increased 2012 net loss was the increased operating expenses, offset by increased profit margins the Company achieved with the higher selling price for DermaWandTM through DRTV infomercial sales.

MANAGEMENT

The following table sets forth the name, age and position of each director and executive officer of the Company.  The directors serve staggered terms of one, two, or three years and until their successors are elected and qualified.  Officers hold their positions at the pleasure of the board of directors, without prejudice to the terms of any employment agreement.

NAME	AGE	POSITION
Kelvin Claney	62	Chief Executive Officer, Secretary and Director
Richard Ransom	34	President and Chief Financial Officer
Stephen Jarvis	58	Director
William Kinnear	68	Director

Kelvin Claney –Chief Executive Officer, Secretary, Director

Kelvin Claney has served as Chief Executive Officer and a director of the Company since January 2001.  Mr. Claney began working in the United States direct response business in 1989 as an independent contractor to National Media Corp., where he produced, sourced, and executive-produced various infomercial projects, including Euro Painter, HP9000, Auri polymer sealant and Color Cote 2000™, Dustmaster 2000, LeSnack, Iron Quick and Fatfree Express.  Since 1992, Mr. Claney has served as President of R.J.M. Ventures, Inc., a television direct response marketing company, where he was responsible for such things as identifying projects the Company wants to become involved in, selecting production companies to produce infomercials and selecting media times to promote the infomercials.  The creation of the Smart StacksTM infomercial, which is now owned by ICTV, was one of the projects Mr. Claney was responsible for as President of R.J.M. Ventures, Inc.  He also created the infomercial for the children’s toy product known as BetterBlocksTM, which was then owned by The Better Blocks Trust.

Richard Ransom – President and Chief Financial Officer

Richard Ransom joined ICTV in July of 2008 as the Company’s Controller, and was appointed as Chief Financial Officer on December 8, 2008. Mr. Ransom joined the Company with eight years of experience in financial management roles at Traffic.com, Hildebrandt International, and Grant Thornton. He is a graduate of Pennsylvania State University with a degree in Accounting, and received his MBA from Delaware Valley College in December, 2009.  In August 2011, Mr. Ransom was promoted to President of ICTV.

Stephen Jarvis – Director

Stephen Jarvis has served as a director of the Company since December 17, 2009.  Mr. Jarvis is the co-founder and President of Positive Response Vision, Inc., located in Manila, Philippines.  Formed in 1996, Positive Response Vision is one of the largest infomercial-based direct response companies in Southeast Asia, and has approximately 400 employees.  The company markets and distributes a vast range of products throughout the Philippines. As President, Mr. Jarvis is responsible for product sourcing and acquisition, inventory, finance control and design issues.  Mr. Jarvis also produces infomercials in a private capacity, licensing them to Positive Response Vision and other international infomercial companies.  Mr. Jarvis has been engaged in direct response marketing since 1983.

William Kinnear – Director

William Kinnear became a director of the Company in March 2013.  Mr. Kinnear is a chartered accountant in Canada, and has over 40 years of experience as a senior officer with a variety of companies, both public and private, in the accounting and financial disciplines. His experience includes the areas of mortgage underwriting and finance, point of sale, steel fabrication, secretarial services, and investments.  Mr. Kinnear is currently Corporate Secretary for a private investment company, and provides corporate secretarial services to a variety of companies, working closely with stock exchanges and security commissions within Canada.  Mr. Kinnear has also spent 15 years as President of Corsec Canada, Inc., providing corporate secretary services to small cap public companies.

Audit Committee and Code of Ethics

We have not formally appointed an audit committee, and the entire Board of Directors (two persons) currently serves the function of an audit committee.  Because of the small number of persons involved in management of the Company, we do not have an audit committee financial expert serving on our Board.  We have not yet adopted a code of ethics applicable to our chief executive officer and chief financial officer, or persons performing those functions, because of the small number of persons involved in management of the Company.

Compensation Committee Interlocks and Insider Participation

We have not formally appointed a compensation committee, and the entire Board of Directors (three persons) currently serves the function of a compensation committee.

Indemnification of Directors and Officers.

In accordance with Nevada law, our articles of incorporation provide that the company may indemnify a person who is a party or threatened to be made a party  to  an action, suit or proceeding by reason of the fact that he or she is an officer, director, employee or agent of the company, against such person's costs and expenses incurred in connection with such action so long as he or she has acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the company, and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful.  Nevada law requires a corporation to indemnify any such person who is successful on the merits or defense of such action against costs and expenses actually and reasonably incurred in connection with the action.

Our bylaws provide that the Company will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of the company, absent a finding of negligence or misconduct in office.  Our bylaws also permit the company to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not the company has the power to indemnify such person against liability for any of those acts.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid or earned for services rendered to the Company in all capacities during the years ended December 31, 2012 and 2011, by our executive officers (the "Executive Officers").

Name And Principal Position	Year	Salary ($)	Bonus	Option Awards ($)1	Total ($)
Kelvin Claney	2012	180,000	65,600	146,000	391,600
(Chief Executive Officer)	2011	180,000	0	65,000	245,000
Richard Ransom	2012	125,000	70,832	145,000	340,832
(President and Chief Financial Officer)	2011	125,000	0	39,000	164,000

1

Represents aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  See Note 2 to the Notes to Consolidated Financial Statements on page F-34 for a discussion of the assumptions used to value the option awards.

Employment Contracts

Effective March 1, 2011, the Company entered into an employment agreement with Kelvin Claney, Chief Executive Officer of the Company.  Under the terms of this agreement, the Company pays an annual salary of $180,000, subject to review and, if appropriate, adjustment on an annual basis by the Company’s Board of Directors.  Effective January 1, 2013, this salary was increased to $240,000 and approved by the Board of Directors.  Mr. Claney is also entitled to annual performance bonuses as determined appropriate by the Board of Directors, and is entitled to receive stock options and other employee benefits such as health insurance reimbursement; automobile allowance and other reimbursable expenses.  The initial term of this employment agreement is five years.  The agreement automatically renews for successive one year periods unless either party provides not less than 60 days prior written notice of their intent not to renew the agreement.  If the employment agreement is terminated by the Company without cause, Mr. Claney will be entitled to a severance payment equal to one year’s salary and benefits.

On April 17, 2012, the Company entered into an employment agreement with Richard Ransom, President and Chief Financial Officer of the Company.  Under the terms of this agreement, the Company pays an annual salary of $125,000, subject to review and, if appropriate, adjustment on an annual basis by the Company’s Board of Directors. Effective January 1, 2013, this annual salary was increased to $160,000 and approved by the Board of Directors.  Mr. Ransom is also entitled to annual performance bonuses as determined appropriate by the Board of Directors, and is entitled to receive stock options and other employee benefits such as health insurance reimbursement; automobile allowance and other reimbursable expenses.  The employment agreement will continue until terminated by either party in accordance with the terms of the agreement. If the employment agreement is terminated by the Company without cause, Mr. Ransom will be entitled to a severance payment equal to one year’s salary and benefits.

Stock Option Plans

In June 2001, our shareholders approved our 2001 Stock Option Plan (the “2001 Plan”).  The 2001 Plan is designed for selected employees, officers and directors to the Company and its subsidiary, and is intended to advance the best interests of the Company by providing personnel who have substantial responsibility for the management and growth of the Company and its subsidiary with additional incentive by increasing their proprietary interest in the success of the Company, thereby encouraging them to remain in the employ of the Company or its subsidiary.  The Plan is administered by the Board of Directors of the Company, and authorizes the issuance of stock options not to exceed a total of 3,000,000 shares.  The terms of any awards under the 2001 Plan are determined by the Board of Directors, provided that no options may be granted at less than the fair market value of the stock as of the date of the grant.  The 2001 Plan expired in February 2011.  As of June 30, 2013, 933,334 options were outstanding under the Plan.

In December 2011, our shareholders approved our 2011 Stock Option Plan (the “2011 Plan”).  The 2011 Plan is designed for selected employees, officers, and directors to the Company and its subsidiary, and is intended to advance the best interests of the Company by providing personnel who have substantial responsibility for the management and growth of the Company and its subsidiary with additional incentive by increasing their proprietary interest in the success of the Company, thereby encouraging them to remain in the employ of the Company or its subsidiary.  The 2011 Plan is administered by the Board of Directors of the Company, and authorizes the issuance of stock options not to exceed a total of 3,000,000 shares.  The terms of any awards under the 2011 Plan are determined by the Board of Directors, provided that no options may be granted at less than the fair market value of the stock as of the date of the grant.  As of June 30, 2013, 2,091,668 options were outstanding under the 2011 Plan.

Options issued under the 2001 and 2011 Plans are to include an exercise price not less than the fair market value of the Company’s stock as of the date of grant, as determined by the Board of Directors.  All options issued to date under the 2001 and 2011 Plans vest over a period of three years, provided that the option holder continues to be employed by the Company or a subsidiary at the time of vesting.  In the event of a change in control of the Company, all options vest immediately.  Each option includes a cashless exercise option.

The following table summarizes the amount and terms of outstanding options held by each of our Executive Officers.

Name	Shares of common stock underlying unexercised options (#) exercisable	Shares of common Stock underlying Unexercised Options (#) unexercisable	Option exercise Price ($)	Option expiration date
Kelvin Claney	0	166,667[1]	.0828	February 7, 2021
	0	133,334[2]	.165	January 10, 2022
	66,666[3]	133,334[3]	.584375	September 18, 2022
	0	100,000[4]	0.251	April 23, 2023
Richard Ransom	0	100,000[1]	.0828	February 7, 2021
	0	333,334[2]	.15	January 10, 2022
	66,666[3]	133,334[3]	.53125	September 18, 2022
	0	600,000[4]	0.228	April 23, 2023

1

These options vest on February 7, 2014.

2

One half of these options vest on each of January 10, 2014 and 2015.

3

One third of these options vest on each of September 18, 2013, 2014 and 2015.

4

One third of these options vest on each of April 23, 2014, 2015 and 2016.

Compensation of Directors

The following table sets forth all compensation paid or earned for directorial services rendered to the Company during the year ended December 31, 2012, for directors who are not Executive Officers.  Mr. Kinnear was appointed a director in March 2013.

Name	Fees Paid or Earned in Cash	Option Awards ($)1	Total ($)
Stephen Jarvis	-0-	40,000	40,000

1

Represents aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  See Note 2 to the Notes to Consolidated Financial Statements on page F-34 for a discussion of the assumptions used to value the option awards.  As of October 11, 2013, a total of 183,334 options were held by Mr. Jarvis.

TRANSACTIONS WITH RELATED PERSONS

The Company has a note payable to the Better Blocks Trust, a major shareholder, in the amount of $590,723.  The note bears interest at the rate of four and three quarter percent (4.75%) per annum, payable quarterly in arrears.  The principal balance of the note is due and payable in three equal payments on each of April 1, 2015, 2016, and 2017.  The note may be prepaid in whole or in part at any time without penalty, with any prepayment to be applied against the next principal payment due.  In 2012, $55,000 in principal payments were been made on the note.  All or any part of the note may be converted into shares of common stock of the Company at any time, and from time to time, prior to payment, at a conversion price of $0.50 per share.  Conversion is at the option of lender.  Any amount not converted will continue to be payable in accordance with the terms of the note.  At June 30, 2013 and December 31, 2012, the balance outstanding was $505,723 and $590,723, respectively.  Additional payments of $15,000 were made in both July and August 2013.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of October 11, 2013 our outstanding common stock owned of record or beneficially by (1) each person who owned of record, or was known by us to own beneficially, more than 5% of our common stock, (2) each executive officer, (3) each director and (4) the shareholdings of all executive officers and directors as a group.  As of October 11, 2013, we had 21,706,087 shares of common stock issued and outstanding.

	Shares
	Beneficially	Percent
Name	Owned	of Class

The Better Blocks Trust[1]	7,078,826	32.6
Kelvin Claney, Chief Executive Officer, Director[2]	7,667,159	35.3
Richard Ransom, President & Chief Financial Officer	366,666	1.7
Stephen Jarvis, Director[3]	521,666	2.4
William Kinnear, Director[4]	100,000	*
All directors and executive officers as a group	8,655,491	39.9

Except as noted below, all shares are held of record and each record shareholder has sole voting and investment power.

1

The address for The Better Blocks Trust is 1 Kimberly Road, Epson, Auckland City, Auckland New Zealand, c/o Barry Stafford, Stafford Klaassen.

2

Includes 7,078,826 shares owned by The Better Blocks Trust, of which Mr. Claney is a joint trustee.  Mr. Claney disclaims beneficial ownership of the shares and options owned or controlled by The Better Blocks Trust beyond the extent of his pecuniary interest.

3

Includes 50,000 shares which Mr. Jarvis has the right to acquire under vested stock options.

4

Represents 100,000 shares which Mr. Kinnear has the right to acquire under vested stock options.

There are no arrangements known to us, the operation of which may result in a change of control of the Company.

MARKET FOR COMMON STOCK

Market for Common Stock

Our common stock is currently traded in the Over the Counter Bulletin Board market under the symbol ICTL.  The range of reported high and reported low bid prices per share for our common stock for each fiscal quarter within the last two fiscal years, as reported by Stockwatch is set forth below.  These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Quarter Ended	High	Low

June 30, 2013	.75	.15
March 31, 2013	.60	.20
December 31, 2012	.83	.40
September 30, 2012	.60	.30
June 30, 2012	.55	.15
March 31, 2012	.40	.11
December 31, 2011	.20	.05
September 30, 2011	.13	.04
June 30, 2011	.15	.03
March 31, 2011	.21	.02

As of October 11, 2013, the closing price of our common stock was $0.41 per share.

Holders

As of October 11, 2013, we had 21,706,087 shares of common stock outstanding, and estimated that these shares were held by approximately 300 shareholders.

Dividends

To date we have not paid any dividends on our common stock, and we do not expect to declare or pay any dividends on our common stock in the foreseeable future.  Payment of any dividends will be dependent upon our future earnings, if any, our financial condition, and other factors the board of directors determines are relevant.

Securities Authorized for Issuance under Equity Compensation Plans

The following table presents information as to the number of shares of our common stock which are authorized for issuance under our 2001 Plan and our 2011 Plan as of December 31, 2012.  See “Executive Compensation – Stock Option Plans,” above.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under the Plan (excluding securities reflected in column (a))
2001 Plan approved by shareholders	1,600,000	$0.08	0
2011 Plan approved by shareholders	1,480,000	0.29	1,520,000
Total	3,080,000	$0.18	1,520,000

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities offered by this prospectus. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement, including all exhibits, may be inspected without charge, or copies of these materials may be made upon the payment of prescribed fees, at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024 Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. In addition, this registration statement, and all exhibits, filed with the Securities and Exchange Commission through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system are publicly available through the Securities and Exchange Commission's web site located at http//www.sec.gov. Following the effective date of the registration statement relating to this prospectus, we will continue to be subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. We do not generally furnish our shareholders with annual reports.

You may request a copy of these filings, at no cost, by writing to International Commercial Television Inc. at 489 Devon Park Drive, Suite 314, Wayne, PA 19087, Attention: Kelvin Claney. Telephone requests may be directed to the Company at (484) 598-2300.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Levinson, Gritter & DiGiore LLP, 120 E. Palmetto Park Road, Suite 425, Boca Raton, FL 33432.

EXPERTS

The consolidated balance sheets of International Commercial Television, Inc. as of December 31, 2012 and 2011 and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2012 have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein, which report included an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern, in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by International Commercial Television Inc. This prospectus does not constitute an offer of any securities other than those to which it relates, nor an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

Until *, 2013 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INDEX TO FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets
As of June 30, 2013 (unaudited) and December 31, 2012	F-2

Condensed Consolidated Statements of Operations (unaudited)
For the Three and Six Months Ended June 30, 2013 and 2012	F-3

Condensed Consolidated Statement of Shareholders’ Equity (Deficit)
For the six months ended June 30, 2013 (unaudited)	F-4

Condensed Consolidated Statements of Cash Flows (unaudited)
For the Six Months Ended June 30, 2013 and 2012	F-5

Notes to Condensed Consolidated Financial Statements (unaudited)	F-6

Report of Independent Registered Public Accounting Firm	F-25

Consolidated Balance Sheets (audited)
As of December 31, 2012 and 2011	F-26

Consolidated Statements of Operations (audited)
For the years ended December 31, 2012 and 2011	F-27

Consolidated Statements of Shareholders' Equity (Deficit) (audited)
For the years ended December 31, 2012 and 2011	F-28

Consolidated Statements of Cash Flows (audited)
For the years ended December 31, 2012 and 2011	F-29

Notes to the Consolidated Financial Statements (audited)	F-30

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF
	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$368,061	$758,358
Cash held in escrow	150,020	150,008
Accounts receivable, net of allowance for returns and doubtful accounts of $520,634 and $623,061, respectively
	1,392,837	1,154,855
Inventories, net	2,698,779	1,979,757
Prepaid expenses and other current assets	569,098	324,991
Total current assets	5,178,795	4,367,969

Furniture and equipment	81,507	71,258
Less accumulated depreciation	(64,548)	(56,949)
Furniture and equipment, net	16,959	14,309

Other assets	39,624	57,950

Total assets	$5,235,378	$4,440,228

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$2,144,431	$3,360,745
Convertible note payable	-	30,169
Severance payable	40,800	40,800
Deferred revenue	211,528	281,774
Income tax payable	-	48,600
Tax penalties payable	190,000	270,000
Total current liabilities	2,586,759	4,032,088

Severance payable – long-term	67,400	87,800
Deferred revenue – long-term	274,443	129,986
Convertible note payable to shareholder	505,723	590,723
Total long-term liabilities	847,566	808,509

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY (DEFICIT):
Preferred stock 20,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 21,706,087 and 20,772,756 shares issued and outstanding as of June 30, 2013 and December 31, 2012,

respectively	11,495	10,562
Additional paid-in-capital	7,226,288	6,843,267
Accumulated deficit	(5,436,730)	(7,254,198)

Total shareholders’ equity (deficit)	1,801,053	(400,369)

Total liabilities and shareholders’ equity (deficit)	$5,235,378	$4,440,228

See accompanying notes to condensed consolidated financial statements.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)		(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

NET SALES	$10,455,115	$3,836,498	$22,855,348	$6,491,809

COST OF SALES	2,943,979	1,460,415	6,450,836	2,444,913

GROSS PROFIT	7,511,136	2,376,083	16,404,512	4,046,896

OPERATING EXPENSES:
General and administrative	2,020,865	628,192	3,955,458	1,171,025
Selling and marketing	5,123,128	1,627,270	10,550,867	2,775,852
Total operating expenses	7,143,993	2,255,462	14,506,325	3,946,877

OPERATING INCOME	367,143	120,621	1,898,187	100,019

INTEREST EXPENSE, NET	(5,970)	(8,147)	(12,675)	(9,153)

INCOME BEFORE PROVISION (BENEFIT) FOR INCOME TAX	361,173	112,474	1,885,512	90,866

PROVISION (BENEFIT) FOR INCOME TAXES	(287,736)	-	68,044	-

NET INCOME	$648,909	$112,474	$1,817,468	$90,866

NET INCOME PER SHARE
BASIC	$0.03	$0.01	$0.09	$0.00
DILUTED	$0.03	$0.00	$0.08	$0.00

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
BASIC	21,706,087	20,647,756	21,360,600	19,520,119
DILUTED	24,533,069	24,002,893	24,018,364	22,875,256

See accompanying notes to condensed consolidated financial statements.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(Unaudited)

	Common Stock		Additional
	$0.001 par value		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Totals

Balance at January 1, 2013	20,772,756	$10,562	$6,843,267	$(7,254,198)	$(400,369)

Share based compensation expenses	-	-	276,920	-	276,920

Issuance of common stock for consulting services	-	-	10,834	-	10,834

Exercise of options	933,331	933	95,267	-	96,200

Net income	-	-	-	1,817,468	1,817,468

Balance at June 30, 2013	21,706,087	$11,495	$7,226,288	$(5,436,730)	$1,801,053

See accompanying notes to condensed consolidated financial statements.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012
(Unaudited)

	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,817,468	$90,866
Adjustments to reconcile net income to net cash and cash equivalents used in operating activities:
Depreciation	7,599	7,003
Bad debt expense	1,754,814	206,634
Share based compensation	306,082	225,041
Tax penalties payable	(80,000)	-
Change in assets and liabilities
Accounts receivable	(1,992,796)	(647,472)
Inventories	(719,022)	(131,761)
Prepaid expenses, other current assets and other assets	(164,410)	(168,914)
Accounts payable and accrued liabilities	(1,216,313)	75,600
Severance payable	(20,400)	(20,400)
Income tax payable	(128,299)	-
Accrued interest to shareholder	-	7,015
Deferred revenue	74,211	240,660
Net cash used in operating activities	(361,066)	(115,728)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	(10,250)	(1,211)
Net cash used in investing activities	(10,250)	(1,211)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	-	388,500
Proceeds from exercise of options	96,200	-
Proceeds from note payable	-	40,000
Payments on note payable	(30,169)	(47,600)
Payments on note payable to shareholder	(85,000)	-
Advances from related parties	-	50,000
Payments to related parties	-	(31,935)
Net cash (used in) provided by financing activities	(18,969)	398,965

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(390,285)	282,026

CASH AND CASH EQUIVALENTS, beginning of the period	908,366	58,804

CASH AND CASH EQUIVALENTS, end of the period	$518,081	$340,830

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Taxes paid	$145,530	$-
Fair value of warrants in connection with sale of common stock	$-	$273,831
Interest paid	$12,924	$9,224

See accompanying notes to condensed consolidated financial statements.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

(Unaudited)

Note 1 - Organization, Business of the Company and Liquidity

Organization and Nature of Operations

International Commercial Television Inc., (the “Company” or “ICTV”) was organized under the laws of the State of Nevada on June 25, 1998.

Effective February 17, 2011, the Company acquired 100% of the equity interest in Better Blocks International Limited (“BBI”).

The Company sells various consumer products.  The products are primarily marketed and sold throughout the United States and internationally via infomercials.  Although our companies are incorporated in Nevada and New Zealand, a substantial portion of our operations are currently run from the Wayne, Pennsylvania office.

Liquidity and Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern.  The Company generated negative cash flows from operating activities in the six month period ended June 30, 2013 of approximately $361,000. The Company had working capital of approximately $2,592,000 and an accumulated deficit of approximately $5,437,000 as of June 30, 2013.

The goal of our strategy is to use the brand awareness we create in our infomercials so that we can sell the products featured in our infomercials, along with related families of products, under distinct brand names in traditional retail stores.  Our goal is to have these families of products sold in the traditional retail environment in shelf-space dedicated to the product category.  We are developing the infrastructure to create these brands of products so that we can implement our business plan.

Currently, this plan is being executed with the DermaWandTM and the DermaVital® skincare line. The Company does not require any additional capital to grow the DermaWandTM and the DermaVital® businesses. The Company is currently exploring other devices and consumable product lines.

There is no guarantee that the Company will be successful in bringing our products into the traditional retail environment.  If the Company is unsuccessful in achieving this goal, the Company will be required to raise additional capital to meet its working capital needs.  If the Company is unsuccessful in completing additional financings, it will not be able to meet its working capital needs or execute its business plan. In such case the Company will assess all available alternatives including a sale of its assets or merger, the suspension of operations and possibly liquidation, auction, bankruptcy, or other measures. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result should the Company be unable to continue as a going concern.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

(Unaudited)

Note 2 - Summary of significant accounting policies

Basis of Presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and within the rules of the Securities and Exchange Commission applicable to interim financial statements and therefore do not include all disclosures that might normally be required for financial statements prepared in accordance with generally accepted accounting principles. The accompanying unaudited condensed consolidated financial statements have been prepared by management without audit and should be read in conjunction  with our consolidated financial statements, including the notes thereto, appearing in our Annual Report on Form 10-K for the year ended December 31, 2012.  In the opinion of management, all adjustments necessary for a fair presentation of the consolidated financial position, consolidated results of operations and consolidated cash flows, for the periods indicated, have been made. The results of operations for the three and six months ended June 30, 2013 are not necessarily indicative of operating results that may be achieved over the course of the full year.

Principles of consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary BBI for the six months ended June 30, 2013 and 2012.  All significant inter-company transactions and balances have been eliminated.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent.  The most significant estimates used in these condensed consolidated financial statements include the allowance for doubtful accounts, reserves for returns, inventory reserves, valuation allowance on deferred tax assets and share based compensation.  Actual results could differ from these estimates

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, include cash and trade receivables.  The Company maintains cash in bank accounts that, at times, may exceed federally insured limits.  The Company has not experienced any losses and believes it is not exposed to any significant risks on its cash in bank accounts.

As of June 30, 2013 and December 31, 2012, approximately 78% and 90% of the Company’s accounts receivable were due from various individual customers to whom our products had been sold directly via Direct Response Television.  Major customers are considered to be those who accounted for more than 10% of net sales.    There were no major customers for the three and six months ended June 30, 2013.  For the three and six months ended June 30, 2012, approximately 19% and 13%, respectively, of the Company’s gross sales were made to one international major customer.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 2 - Summary of significant accounting policies (continued)

Fair value of financial instruments

Fair value estimates, assumptions and methods used to estimate fair value of the Company’s financial instruments are made in accordance with the requirements of Accounting Standards Codification (“ASC”) 825-10, “Disclosures about Fair Value of Financial Instruments.” The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts. The carrying values of financial instruments such as cash, accounts receivable, accounts payable, and accrued liabilities approximate their fair values due to the short settlement period for these instruments. It is not practicable to estimate the fair value of the Note Payable to Shareholder due to its related party nature.

Cash and cash equivalents

The Company considers all unrestricted highly liquid investments with an original maturity of three months or less to be cash equivalents.

Cash held in escrow

Transfirst ePayment Services (“Transfirst”), ICTV’s credit card processing vendor for VISA, MasterCard, Discover and American Express transactions in the United States, maintains a reserve fund within our processing account to cover all fees, charges, and expenses due to them, including those estimated for possible customer charge backs. These reserves are updated periodically by Transfirst and maintained for a rolling 180 days of activity. Based upon established levels of risk, this normally represents approximately 2% of transaction volume for the period, with a maximum of $150,000 and is considered “Cash held in escrow.”  At June 30, 2013 and December 31, 2012 the amount of Transfirst reserves were approximately $150,000 and $150,000 respectively.

Foreign currency transactions

Transactions are entered into by the Company in currencies other than its local currency (U.S. Dollar).  Currency gains or losses are recorded in the Condensed Consolidated Statements of Operations.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 2 - Summary of significant accounting policies (continued)

Accounts receivable

Accounts receivable are recorded net of allowances for returns and doubtful accounts of approximately $521,000 at June 30, 2013 and $623,000 at December 31, 2012.  The allowances are calculated based on historical customer returns and bad debts.

In addition to reserves for returns on accounts receivable, an accrual is made for returns of product that has been sold to customers and had cash collections, while the customer still has the right to return the product.   The amounts of these accruals included in accounts payable and accrued liabilities in our Condensed Consolidated Balance Sheets were approximately $151,000 at June 30, 2013, and $248,000 at December 31, 2012.

Inventories

Inventories consist primarily of products held for resale, and are valued at the lower of cost (first-in, first-out method) or market. The Company adjusts inventory for estimated obsolescence when necessary based upon demand and market conditions.  Included in inventory at June 30, 2013 and December 31, 2012 is approximately $153,000 and $251,000, respectively of consigned product that has been shipped to customers under the 30-day free trial period for which the trial period has not expired and as such the customer has not accepted the product.

Furniture and equipment

Furniture and equipment are carried at cost and depreciation is computed over the estimated useful lives of the individual assets ranging from 3 to 7 years.  Depreciation is computed using the straight-line method. The related cost and accumulated depreciation of assets retired or otherwise disposed of are removed from the accounts and the resultant gain or loss is reflected in earnings.  Maintenance and repairs are expensed currently while major renewals and betterments are capitalized.

Depreciation expense amounted to approximately $4,000 and $3,500 and $7,600 and $7,000 for the three and six months ended June 30, 2013 and 2012, respectively.

Impairment of long-lived assets

In accordance with ASC 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets”, long-lived assets are reviewed for impairment when circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows estimated by the Company to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are recorded as held for sale at the lower of carrying value or estimated net realizable value. No impairment losses were identified or recorded for the six months ended June 30, 2013 and 2012.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 2 - Summary of significant accounting policies (continued)

Revenue recognition

For our domestic direct response television sales generated by our infomercials, product sales revenue is recognized when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. The Company’s revenues in the Condensed Consolidated Statement of Operations are net of sales taxes.

The Company offers a 30-day risk-free trial as one of its payment options.  Revenue on the 30-day risk-free trial sales is not recognized until customer acceptance and collectability are assured which we determine to be when the trial period ends. If the risk-free trial expires without action by the customer, product is determined to be accepted by the customer and revenue is recorded.  Revenue for items purchased without the 30-day free trial is recognized upon shipment of the product to the customer and collectability is assured.

Revenue related to our DermaVital® continuity program is recognized monthly upon shipment to customers.  Revenue related to international wholesale customers is recorded at gross amounts with a corresponding charge to cost of sales upon shipment. Deferred revenue for payments received prior to shipment on international sales approximated $128,000 and $240,000 as of June 30, 2013 and December 31, 2012, respectively.

The Company has a return policy whereby the customer can return any product received within 30 days of receipt for a full refund excluding shipping and handling.  However, historically the Company has accepted returns past 30 days of receipt. The Company provides an allowance for returns based upon past experience.  All significant returns for the periods presented have been offset against gross sales.

In 2012, the Company started selling warranties on the DermaWandTM for one-year, three-year and lifetime terms.  In 2013, the Company started selling five-year warranties and discontinued lifetime warranties.  Revenues under one-year, three-year and five-year warranties are recognized ratably over the term.  Lifetime warranties are recognized over the estimated term of 5 years.  Any unearned warranty is included in deferred revenue on the accompanying condensed consolidated balance sheet.  Changes in the Company’s deferred service revenue related to the warranties, included in deferred revenue in the Condensed Consolidated Balance Sheet is presented in the following table for the six months ended June 30, 2013:

June 30, 2013
Deferred extended warranty revenue:
Balance at January 1, 2013	$171,319
Revenue deferred for new warranties	225,980
Revenue recognized	(39,848)
Balance at June 30, 2013	$357,451

Current portion	$83,008
Non-current portion	274,443
$357,451

Shipping and handling

Amounts billed to a customer for shipping and handling are included in net sales; shipping and handling revenue approximated $1,020,000 and $440,000 and $2,207,000 and $743,000 for the three and six months ended June 30, 2013 and 2012, respectively. Shipping and handling costs are included in cost of sales.  Shipping and handling costs approximated $896,000 and $238,000 and $1,939,000 and $464,000 for the three and six months ended June 30, 2013 and 2012, respectively.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 2 - Summary of significant accounting policies (continued)

Research and development

Research and development costs are expensed as incurred and are included in selling and marketing expense in the accompanying condensed consolidated financial statements.  Research and development costs primarily consist of efforts to discover and develop new products and the testing and development of direct-response advertising related to these products.  Research and development costs approximated $34,000 and $13,000 and $53,000 and $14,000 for the three and six months ended June 30, 2013 and 2012, respectively.

Media and production costs

Media and production costs are expensed as incurred and are included in selling and marketing expense in the accompanying condensed consolidated financial statements.  The Company incurred $3,313,000 and $1,114,000 and $6,747,000 and $1,974,000 in such costs for the three and six months ended June 30, 2013 and 2012, respectively.

Income taxes

In preparing our condensed consolidated financial statements, we make estimates of our current tax exposure and temporary differences resulting from timing differences for reporting items for book and tax purposes. We recognize deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. In consideration of our accumulated losses and lack of historical ability to generate taxable income to utilize our deferred tax assets, we have estimated that we will not be able to realize any benefit from our temporary differences and have recorded a full valuation allowance. If we become profitable in the future at levels which cause management to conclude that it is more likely than not that we will realize all or a portion of the net operating loss carry-forward, we would immediately record the estimated net realized value of the deferred tax asset at that time and would then provide for income taxes at a rate equal to our combined federal and state effective rates, which would be approximately 40% under current tax laws. Subsequent revisions to the estimated net realizable value of the deferred tax asset could cause our provision for income taxes to vary significantly from period to period.

The Company’s policy is to recognize interest and penalties related to tax matters in general and administrative expenses in the Condensed Consolidated Statements of Operations.

Stock options

In June 2001, our shareholders approved our 2001 Stock Option Plan (the “Plan”).  The Plan is designed for selected employees, officers and directors to the Company and its subsidiary, and is intended to advance the best interests of the Company by providing personnel who have substantial responsibility for the management and growth of the Company and its subsidiary with additional incentive by increasing their proprietary interest in the success of the Company, thereby encouraging them to remain in the employ of the Company or its subsidiary.  The Plan is administered by the Board of Directors of the Company, and authorizes the issuance of stock options not to exceed a total of 3,000,000 shares.  The terms of any awards under the Plan are determined by the Board of Directors, provided that no options may be granted at less than the fair market value of the stock as of the date of the grant.  The Plan expired in February 2011.  As of June 30, 2013, 933,334 options are outstanding under the 2001 Plan.

In December 2011, our shareholders approved our 2011 Stock Option Plan (the “2011 Plan”).  The 2011 Plan is designed for selected employees, officers, and directors to the Company and its subsidiary, and is intended to advance the best interests of the Company by providing personnel who have substantial responsibility for the management and growth of the Company and its subsidiary with additional incentive by increasing their proprietary interest in the success of the Company, thereby encouraging them to remain in the employ of the Company or its subsidiary.  The 2011 Plan is administered by the Board of Directors of the Company, and authorizes the issuance of stock options not to exceed a total of 3,000,000 shares.  The terms of any awards under the Plan are determined by the Board of Directors, provided that no options may be granted at less than the fair market value of the stock as of the date of the grant.  As of June 30, 2013, 2,091,668 options are outstanding under the 2011 Plan.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 2 - Summary of significant accounting policies (continued)

Stock options (continued)

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC Topic 505, subtopic 50, Equity-Based Payments to Non-Employees based upon the fair-value of the underlying instrument.  The equity instruments, consisting of stock options granted to consultants, are valued using the Black-Scholes valuation model.  The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the period which services are received.

The Company uses ASC Topic 718, “Share-Based Payments” to account for stock-based compensation. The Company recognizes compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees over the requisite vesting period of the awards.  Stock options granted to non-employees are remeasured at each reporting period.

The following is a summary of stock options outstanding under the Plan and 2011 Plan (collectively “Stock Option Plans”) for the six months ended June 30, 2013 and 2012:

	Number of Shares			Weighted Average
	Employee	Non- Employee	Totals	Exercise Price

Balance, January 1, 2013	2,730,000	350,000	3,080,000	$ 0.18
Granted during the year	845,000	-	845,000	0.23
Exercised during the year	(899,998)	-	(899,998)	0.10

Balance, June 30, 2013	2,675,002	350,000	3,025,002	$ 0.22

	Number of Shares			Weighted Average
	Employee	Non- Employee	Totals	Exercise Price

Balance, January 1, 2012	1,300,000	350,000	1,650,000	$ 0.08
Granted during the year	1,010,000	-	1,010,000	0.16
Exercised during the year	-	-	-	-
Expired during the year	-	-	-	-

Balance, June 30, 2012	2,310,000	350,000	2,660,000	$ 0.11

Of the stock options outstanding as of June 30, 2013 under the Stock Option Plans, 493,332 options are currently vested and exercisable. The weighted average exercise price of these options was $0.10. These options expire through April 2022. The aggregate intrinsic value for options outstanding and exercisable at June 30, 2013 was approximately $217,000. The aggregate intrinsic value for options outstanding and exercisable at June 30, 2012 was approximately $136,000.  The aggregate intrinsic value for options exercised during the six months ended June 30, 2013 was approximately $180,000.

For the three and six months ended June 30, 2013 and 2012, the Company recorded approximately $153,000 and $57,500 and $143,000 and $91,000, respectively, in share compensation expense related to vesting of options previously granted under the Stock Option Plans.  At June 30, 2013, there was approximately $570,000 of total unrecognized compensation cost related to non-vested option grants that will be recognized over the remaining vesting period of approximately 3 years.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 2 - Summary of significant accounting policies (continued)

The following assumptions are used in the Black-Scholes option pricing model for the six months ended June 30, 2013 and 2012 to value the stock options granted during the period:

Stock options (continued)

2013		2012
Risk-free interest rate	1.14 – 1.25%	Risk-free interest rate	1.41%
Expected dividend yield	0.00	Expected dividend yield	0.00
Expected life	6.00 years	Expected life	6.00 years
Expected volatility	318 – 320%	Expected volatility	305%
Weighted average grant date fair value	$0.26	Weighted average grant date fair value	$0.18

The following is a summary of stock options outstanding outside of the Stock Option Plans for the six months ended June 30, 2013 and 2012:

	Number of Shares			Weighted Average
	Employee	Non- Employee	Totals	Exercise Price

Balance, January 1, 2013	150,000	1,650,000	1,800,000	$ 0.20
Granted during the year	150,000	90,000	240,000	0.28
Exercised during the year	(33,333)	-	(33,333)	0.15

Balance, June 30, 2013	266,667	1,740,000	2,006,667	$ 0.21

	Number of Shares			Weighted Average
	Employee	Non- Employee	Totals	Exercise Price

Balance, January 1, 2012	-	250,000	250,000	$ 0.18
Granted during the year	-	1,250,000	1,250,000	0.13
Exercised during the year	-	-	-	-

Balance, June 30, 2012	-	1,500,000	1,500,000	$ 0.12

Of the stock options outstanding outside of the plan at June 30, 2013, 973,338 options are currently vested and exercisable. The weighted average exercise price of these options was $0.16. These options expire between December 2013 and March 2023. The aggregate intrinsic value for options outstanding and exercisable at June 30, 2013 was approximately $368,000. The aggregate intrinsic value for options outstanding and exercisable at June 30, 2012 was approximately $79,000.  The aggregate intrinsic value for options exercised during the period was approximately $5,000.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 2 - Summary of significant accounting policies (continued)

Stock options (continued)

For the three and six months ended June 30, 2013 and 2012, the Company recorded approximately $159,000 and $35,600 and $134,000 and $97,000, respectively, in share based compensation expense related to vesting of options previously granted outside of the Stock Option Plans.  At June 30, 2013, there was approximately $412,000 of total unrecognized compensation cost related to non-vested option grants outside the plan that will be recognized over the remaining vesting period of approximately 3 years.

The following assumptions are used in the Black-Scholes option pricing model for the six months ended June 30, 2013 to value the stock options outstanding outside the plan:

2013		2012
Risk-free interest rate	1.14 – 2.52%	Risk-free interest rate	0.31 – 1.67%
Expected dividend yield	0.00	Expected dividend yield	0.00
Expected life	5.00 - 10.00 years	Expected life	3.00 – 10.00 years
Expected volatility	262 – 320%	Expected volatility	269 – 418%
Weighted average grant date fair value	$0.27	Weighted average grant date fair value	$0.32

The following is a summary of all stock options outstanding and nonvested for the six months ended June 30, 2013:

	Number of Shares			Weighted Average
	Employee	Non- Employee	Totals	Exercise Price

Balance, January 1, 2013 – nonvested	2,463,333	1,383,333	3,846,666	$0.21
Granted	995,000	90,000	1,085,000	0.24
Vested	(826,667)	(540,000)	(1,366,667)	0.15

Balance June 30, 2013 - nonvested	2,631,666	933,333	3,564,999	$0.25

For the six months ended June, 2013 and 2012, the Company recognized approximately $144,000 and $57,000, respectively, in share based compensation expense related to employee stock options and approximately $133,000 and $131,000, respectively related to share based compensation expense related to non-employee stock based awards.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 3 - Commitments and contingencies

Leases

As of June 30, 2013, the Company has an active lease related to the office space in Wayne, Pennsylvania through April 2016.  Total rent expense incurred during the three and six months ended June 30, 2013 and 2012 totaled $12,000 and $6,000 and $22,000 and $18,000, respectively.  The schedule below details the future financial obligations under the remaining lease as of June 30, 2013.

	Remaining six months 2013	2014	2015	2016	TOTAL OBLIGATION
Wayne - Corporate HQ	$ 26,000	$ 52,500	$ 53,100	$ 13,300	$ 144,900

Total Lease Obligations	$ 26,000	$ 52,500	$ 53,100	$ 13,300	$ 144,900

DermaWandTM

During 2007, the Company entered into an exclusive license agreement with Omega 5 wherein ICTV was assigned all of the trademarks and all of the patents and pending patents relating to the DermaWandTM and was granted exclusive license with respect to the commercial rights to the DermaWandTM.  This agreement was amended and superseded on July 28, 2010.   The geographical scope of the license granted is the entire world.   The license remains exclusive to ICTV provided ICTV pays to Omega 5 a minimum annual payment of $250,000 in the initial 18 month term of the agreement and in each succeeding one-year period.  If in any calendar year the payments made by the Company to Omega exceed the annual minimum of $250,000, then the amount in excess of the annual minimum or “rollover amount” will be credited towards the Company’s annual minimum for the immediately following calendar year only.  If the Company fails to meet the minimum requirements as outlined in the agreement, it may be forced to assign the trademarks and patents back to Omega 5. After the initial term, the exclusive license granted shall renew automatically for a three year period, and thereafter automatically at three-year intervals.

The amount of expenses incurred for sales of the DermaWandTM related to these agreements were approximately $261,000 and $209,000 and $552,000 and $311,000 for the three and six months ended June 30, 2013 and 2012, respectively.

Employment Agreement

Effective March 1, 2011, the Company entered into an employment agreement with the CEO of the Company.  Under the terms of this agreement, the Company will pay an annual salary of $180,000, subject to review and, if appropriate, adjustment on an annual basis by the Company’s Board of Directors. Effective January 1, 2013, this annual salary was increased to $240,000 and approved by the Board of Directors. The CEO is also entitled to annual performance bonuses as determined appropriate by the Board of Directors, and is entitled to receive stock options and other employee benefits such as health insurance reimbursement; automobile allowance and other reimbursable expenses.  The initial term of this employment agreement is five years and automatically renews for successive one year periods unless either party provides not less than 60 days prior written notice of their intent not to renew the agreement.  If the employment agreement is terminated by the Company without cause, the employee will be entitled to a severance payment equal to one year’s salary and benefits.

On April 17, 2012, the Company entered into an employment agreement with the President and CFO of the Company.  Under the terms of this agreement, the Company will pay an annual salary of $125,000, subject to review and, if appropriate, adjustment on an annual basis by the Company’s Board of Directors. Effective January 1, 2013, this annual salary was increased to $160,000 and approved by the Board of Directors.  The President and CFO is also entitled to annual performance bonuses as determined appropriate by the Board of Directors, and is entitled to receive stock options and other employee benefits such as health insurance reimbursement; automobile allowance and other reimbursable expenses.  The employment agreement will continue until terminated by either party in accordance with the terms of the agreement. If the employment agreement is terminated by the Company without cause, the employee will be entitled to a severance payment equal to one year’s salary and benefits.

The Company accrued approximately $106,000 in bonuses to the CEO and the President and CFO for the year ended December 31, 2012, included in accounts payable and accrued expenses in the accompanying consolidated financial statements.  These bonuses were paid in February 2013.  A bonus accrual of approximately $33,000 has been made for the six months ended June 30, 2013.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 3- Commitments and contingencies (continued)

Legal

In January 2013, the Company received a letter from a California law firm alleging certain violations of the California Consumer Legal Remedies Act in connection with the Company’s advertising and marketing of its DermaWandTM product. The law firm purported to represent a class of plaintiffs and invited us to contact them in order to amicably resolve the matter.

We consulted with counsel and presented to the California law firm the substantiation for our advertising and marketing claims. While they acknowledged a good portion of our substantiation, the law firm continued to press for a settlement under threat of litigation.  On May 1, 2013, the Company reached a tentative settlement agreement with the plaintiff and their law firm for less than the $325,000 the plaintiff was asking for to settle the suit.   The final agreement and corresponding settlement payment was finalized in May 2013.

Other matters

Product Liability Insurance

For certain products, the Company was (and is) listed as an additional insured party under the product manufacturers’ insurance policy. The current policy had a scheduled expiration of April 20, 2013.  The policy was renewed in April 2013 with a new scheduled expiration date of April 20, 2014.

Note 4 – Severance payable

In September 2010 the Company entered into a severance agreement with a former consultant.   Under the severance agreement, the consultant will be paid $270,000 over a 27 month period in increments of $10,000 per month beginning in September 2010 and continuing through November 2012.  The Company recorded the $270,000 as a General and Administrative expense in the three months ended September 30, 2010.  In April 2011, the Company amended the aforementioned severance agreement.   The amendment allows the Company to make monthly payments of $3,400 per month for a period of one year from April 2011 through March 2012.  In March 2012, the Company amended the aforementioned severance agreement for a second time to continue the monthly payment amount of $3,400 through March 2016.  The severance payable balance was approximately $108,200 at June 30, 2013 and $128,600 at December 31, 2012, of which $40,800 is current and $67,400 is long-term as of June 30, 2013.

Note 5 - Related party transactions

The Company has a note payable to a shareholder with an original balance of $590,723.  Prior to April 1, 2012, this loan was interest-free and had no specific terms of repayment. On April 1, 2012, the note payable was modified.   The new terms include interest at the rate of four and three quarters percent (4.75%) per annum.  Interest on the unpaid balance of the note is to be paid in arrears as of the end of each calendar quarter, with payment due on the first day of the month following the quarter as to which interest is being paid.  The first payment of interest was due on January 1, 2013, for the three quarters beginning April 1, 2012 and ending on December 31, 2012.  Interest on the loan for the three and six months ended June 30, 2013 and 2012, was approximately $6,100 and $7,000 and $12,600 and $7,000, respectively.  Interest charged through June 30, 2013 was fully paid at June 30, 2013.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 5 - Related party transactions (continued)

The principal balance of this note shall be due and payable in three equal payments on each of April 1, 2015, April 1, 2016, and April 1 2017.  This note may be prepaid in whole or in part at any time without penalty, and any prepayment shall be applied against the next principal payment due.  For the three and six months ended June 30, 2013 and 2012, $30,000 and $0, and $85,000 and $0, respectively, in principal prepayments were made on the note.  At June 30, 2013 and December 31, 2012, the balance outstanding was $505,723 and $590,723, respectively.  An additional payment of $15,000 was made in July 2013.

At April 1, 2012, when this note was modified, a conversion option was added that stated that all or any part of this note may be converted into shares of common stock of the Company at any time, and from time to time, prior to payment, at a conversion price of $0.50 per share.  Conversion is at the option of lender.  Any amount not converted will continue to be payable in accordance with the terms of the note.  The Company considered this a modification of debt that was not substantive, thus no gain or loss was recorded upon modification.

Note 6 – Notes payable

In December 2011, the Company entered into an unsecured note payable with a Canadian lender in the amount of approximately $98,000 (C$100,000). This loan accrues interest of prime (3.25% at June 30, 2013 and December 31, 2012) plus 1%. Interest is paid monthly. Principal payments are to be paid in fifteen monthly installments of approximately $6,500 (C$6,667), beginning in March 2012 and ending May 2013. The loan permits payment in advance without penalty at any time.

On January 24, 2012, the Company entered into a note modification with the Canadian lender increasing the outstanding balance to approximately $137,000 (C$140,000) as additional borrowings were made by the Company.  The principal payments on the additional borrowings of approximately $39,500 (C$40,000) are in two installments of $20,000 (approximates C$) payable on April 15, 2012 and July 15, 2012, respectively.  In addition, the interest rate on the note was modified to lender’s cost (prime), plus two-percent and the note became convertible into shares of the Company’s common stock at a fixed conversion rate of $0.196 (C$.20) per share.  The Company considered this a modification of debt that was not substantive, thus no gain or loss was recorded upon modification.  The amount of the beneficial conversion upon modification was deemed insignificant to the consolidated financial statements.  The amount outstanding under the note at June 30, 2013 and December 31, 2012 was approximately $0 and $30,200 (C$30,000), respectively.  Interest on the loan is paid monthly and was approximately $0 and $1,200, and $300 and $2,200, for the three and six months ended June 30, 2013 and 2012, respectively.

The lender of this note is also one of the two persons that receive royalty payments on the DermaWandTM sales as noted in Note 3.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 7 - Capital transactions

On February 17, 2012, the Board authorized the issuance of up to 2,500,000 shares of common stocks to be purchased at $0.15 per share through February 29, 2012.  On February 29, 2012, the Board amended the resolution to authorize the issuance of up to 3,000,000 shares of common stock to be purchased at $0.15 per share through March 23, 2012.  A total of 2,590,000 shares were purchased through March 23, 2012 for gross proceeds of $388,500.  In addition, for every three shares of common stock purchased, the purchasers received one warrant to purchase common stock at $0.25 per share.  A total of 863,333 warrants were issued. The warrants expire three years after their issuance date.    The warrants have a weighted average fair value of $0.32.

The fair value of the warrant has been estimated on the date of grant using a Black-Scholes Pricing Model with the following assumptions:

Risk-free interest rate	0.36 – 0.58%
Expected dividend yield	0.00
Expected life	3.00 years
Expected volatility	410% – 418%
Exercise price	$0.25

The fair value of the warrants was approximately $274,000, recorded as an increase and corresponding decrease to additional paid-in capital during the three months ended March 31, 2012.

During the year ended December 31, 2011, the Company entered into a three year corporate public relations consulting agreement where the consultants received compensation in the form of 500,000 shares of stock, 500,000 warrants with an exercise price of $0.10 that expire 14 months from the date of the agreement, and 1,000,000 warrants with an exercise price of $0.50 that expire 24 months from the date of the agreement.  On August 15, 2012, the Company entered into a settlement agreement with the consultants to terminate the consulting agreement.  As part of the agreement, the consultants maintained the 500,000 shares of common stock previously issued and all warrants previously issued were terminated.  In addition, the consultants received 250,000 new warrants with an exercise price of $0.10 that expire 3 years from the date of the agreement.

The 500,000 shares of common stock issued were originally valued at the fair market value of the stock on the date of grant.  The total value of the stock was approximately $65,000 and the expense was being recognized over the consulting period.  As noted in the previous paragraph, on August 15, 2012, the Company terminated the consulting agreement through a settlement agreement with these consultants and concurrently entered into a new consultant agreement with one of these consultants.  Therefore, any unrecognized expense related to common stock and warrants issued was immediately recognized upon termination of services with the one consultant and expense related to the other consultant will be recognized over the remaining consulting term.  The Company recognized approximately $5,000 and $0, and $11,000 and $0 of share based compensation expense for the three and six months ended June 30, 2013 and 2012, respectively related to the issuance of these shares, and the Company has remaining unrecognized expense of approximately $7,000, which will be recognized over the next 13 months.

For the three and six months ended June 30, 2013 and 2012, the Company recorded approximately $0 and $5,800 and $0 and $11,000, respectively, of share based compensation expense for the 500,000 warrants issued to the consultants.  The warrants were fully expensed at settlement.  As of June 30, 2013, there was no unrecognized compensation costs related to these warrant grants.

INTERNATIONAL COMMERCIALTELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 7 - Capital transactions (continued)

For the three and six months ended June 30, 2013 and 2012, the Company recorded approximately $0 and $7,500 and $0 and $15,000, respectively, of share based compensation expense for the 1,000,000 warrants issued to the consultants.  The warrants were fully expensed at settlement.  As of June 30, 2013, there was no unrecognized compensation costs related to these warrant grants.

For the three and six months ended June 30, 2013, the Company recorded approximately $4,600 and $9,200, respectively of share based compensation expense for the 250,000 warrants issued to the consultants under the settlement agreement.  The expense related to the consultant no longer performing services was recognized immediately during the year ended December 31, 2012.  As of June 30, 2013, there was approximately $38,100 of total unrecognized compensation costs related to these warrant grants which will be recognized over the remaining 25.5 months.  On October 24, 2012, 125,000 warrants issued to one of the consultants were exercised for total consideration of $12,500.

As previously stated, on August 15, 2012, the Company entered into a three year corporate public relations consulting agreement with one of the previous consultants.  As part of the agreement, the consultant will receive a monthly consulting fee of $4,000, a commission of $7.50 for each DermaWandTM sold plus 5% of the net revenue from other products sold on a third party website, and 125,000 additional warrants with an exercise price of $0.30 that expires 36 months from the date of the agreement.  For three and six months ended June 30, 2013, the Company recorded approximately $4,600 and $9,200 of share based compensation, respectively.  As of June 30, 2013, there was approximately $38,100 of total unrecognized compensation costs related to these warrant grants which will be recognized over the remaining 25.5 months.

Due to the fact that any warrants issued to the consultant under the new consulting agreement are nonforfeitable, the 125,000 warrants with an exercise price of $0.10 and a fair value of $55,000, and the 125,000 warrants with an exercise price of $0.30 and a fair value of $55,000, which aggregated $110,000, were recorded in equity and were capitalized on the balance sheet in prepaid expenses and other current assets during 2012 and will be expensed over the consultant term.  For the three and six months ended June 30, 2013, approximately $9,200 and $18,400, respectively was expensed and included in share based compensation expense in our accompanying consolidated financial statements.  Approximately $76,000 is capitalized at June 30, 2013 and approximately $36,000 and $40,000 is reflected as current and non-current assets, respectively, in our accompanying condensed consolidated balance sheet.

As of June 30, 2013, the following warrants were outstanding:

Holder	Warrants Outstanding	Exercise Price	Expiration Date

Shareholders in 2007 placement (modified 2010)	390,084	$0.10 - $3.00	December 2013
Shareholders in February 2012 private placement	863,333	$0.25	February – March 2015
Consultant	125,000	$0.10	August 2015
Consultant	125,000	$0.30	August 2015

Balance at June 30, 2013	1,503,417	$0.10 - $3.00

INTERNATIONAL COMMERCIALTELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 8 - Basic and diluted earnings per share

ASC 260, “Earnings Per Share” requires presentation of basic earnings per share and dilutive earnings per share.

The computation of basic earnings per share is computed by dividing earnings available to common shareholders by the weighted average number of outstanding common shares during the period.  Diluted earnings per share gives the effect to all dilutive potential common shares outstanding during the period.  The computation of diluted earnings per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect. For the purposes of obtaining future capital to finance the Companies’ operations and to fund future expansion of the Companies’ Direct Response Television campaign certain shareholders are able to purchase additional stock with stock warrants attached to common stock issued. At June 30, 2013, there were 1,503,417 warrants outstanding and exercisable. The warrants are exercisable between $0.10 and $3.00 per share expiring through August 2015. At June 30, 2013 there were 5,031,669 stock options outstanding and 1,466,670 were vested and exercisable at an average exercise price of $0.22.

The following securities were not involved in the computation of diluted net income per share as their effect would have been anti-dilutive:

	June 30,
	2013	2012
Options to purchase common stock	2,735,000	-
Warrants to purchase common stock	515,084	1,000,000
Convertible note payable from shareholder	-	1,181,447

The number of shares of common stock used to calculate basic and diluted earnings per share for the six months ended June 30, 2013 and 2012 was determined as follows:

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Basic weighted average shares outstanding	21,706,087	20,647,756	21,360,600	19,520,119
Dilutive effect of outstanding stock options	1,306,975	2,619,212	1,116,423	2,619,212
Dilutive effect of outstanding warrants	448,561	557,778	359,894	557,778
Dilutive effect of convertible note payable	1,071,446	178,147	1,181,447	178,147

Weighted average dilutive shares outstanding	24,533,069	24,002,893	24,018,364	22,875,256

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 8 - Basic and diluted earnings per share (continued)

The computations for basic and fully diluted earnings per share are as follows:

		Weighted Average
For the 3-months ended June 30, 2013:	Income (Numerator)	Shares (Denominator)	Per Share Amount

Basic earnings per share
Income to common shareholders	$ 648,909	21,706,087	$ 0.03

Diluted earnings per share
Income to common shareholders, including interest expense on convertible note payable of $6,085	$ 654,994	24,533,069	$ 0.03

		Weighted Average
For the 3-months ended June, 2012:	Income (Numerator)	Shares (Denominator)	Per Share Amount

Basic earnings per share
Income to common shareholders	$ 112,474	20,647,756	$ 0.01

Diluted earnings per share
Income to common shareholders, including interest expense on convertible note payable of $1,198	$ 113,672	24,002,893	$ 0.00

		Weighted Average
For the 6-months ended June 30, 2013:	Income (Numerator)	Shares (Denominator)	Per Share Amount

Basic income per share
Income to common shareholders	$ 1,817,468	21,360,600	$ 0.09

Diluted earnings per share
Income to common shareholders, including interest expense on convertible note payable of $12,924	$ 1,830,392	24,018,364	$ 0.08

		Weighted Average
For the 6-months ended June 30, 2012:	Income (Numerator)	Shares (Denominator)	Per Share Amount

Basic income per share
Income to common shareholders	$ 90,866	19,520,119	$ 0.00

Diluted earnings per share
Income to common shareholders, including interest expense on convertible notes payable of $2,209	$ 93,075	22,875,256	$ 0.00

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 9 - Income taxes

The provision (benefit) for income tax for the three and six months ended June 30, 2013 and 2012 consists of the following:

	Three Months Ended		Six Months Ended
Current	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Federal	$(231,000)	$-	$37,000	$-
State	(57,000)	-	31,000	-
Total	$(288,000)	$-	$68,000	$-

The (benefit) for income tax is approximately ($288,000) and $0 for the three months ended June 30, 2013 and 2012, respectively, or (80%) and 0%, respectively, of pre-tax income The provision for income tax is approximately $68,000 and $0 for the six months ended June 30, 2013 and 2012, respectively, or 3.6% and 0%, respectively, of pre-tax income. The effective tax rates for 2013 and 2012 reflect provisions for current federal and state income taxes.   A full valuation allowance is provided against the deferred tax assets because it is not more likely than not that the assets will be realized.  The effective rate differs from the statutory rate primarily due to the expected utilization of net operating losses for which no tax benefit has previously been provided. The benefit for the three month period ended June 30, 2013 is a result of the Company’s revised forecast of taxable income for the year ended December 31, 2013 and expected utilization of net operating losses.  This revised forecast resulted in lower taxable income than was estimated during the three months ended March 31, 2013, therefore, resulting in a benefit to arrive at the lower tax expense expected for the six months ended June 30, 2013.  As of December 31, 2012, the Company had approximately $2,527,000 of gross federal net operating losses and approximately $420,000 of gross state net operating losses available, of which $1,974,000 and $150,000, respectively, are expected to be utilized in 2013. As of June 30, 2013, there is not sufficient positive evidence to support that it is more likely than not that the Company will be able to utilize its deferred tax assets. The Company has generated one year of taxable income thus far. Additionally, the Company is currently undergoing an IRC Section 382 study which could potentially reduce the amount of deferred tax assets that may be utilized in the future. Due to the change in ownership provisions of the Internal Revenue Code, the availability of the Company’s net operating loss carry forwards may be subject to annual limitations against taxable income in future periods, which could substantially limit the eventual utilization of such carry forwards.  The Company is currently analyzing the historical or potential impact of its equity financings on beneficial ownership; however, no determination has been made whether the net operating loss carry forward is subject to any Internal Revenue Code Section 382 limitation.  To the extent there is a limitation, there would be a reduction in the amount of net operating losses permitted to be used to offset taxable income in 2013 causing the effective tax rate to increase.

During 2012, the Company filed income tax returns from inception, 1998, through 2011; therefore, the statute for all years remains open and any of these years could potentially be audited.

The Company’s policy is to recognize interest and penalties related to tax matters in general and administrative expenses in the Consolidated Statements of Operations. The Company recorded zero interest and penalties for the quarters ended June 30, 2013 and 2012.   At June 30, 2013 and December 31, 2012 the Company has approximately $190,000 and $270,000 accrued for various tax penalties.  The following is a summary of the activity in the penalties payable for the six months ended June 30, 2013.  The accrual has been reduced because a closing agreement was issued by the Wisconsin Department of Revenue resolving an outstanding tax issue, no tax or penalties were due upon resolution.

Balance, January 1, 2013	$270,000
Reductions in reserve	(80,000)
Balance, June 30, 2013	$190,000

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 10 - Segment reporting

The Company operates in one industry segment and is engaged in the selling of various consumer products primarily through direct marketing infomercials and televised home shopping.  The Company evaluates performance and allocates resources based on several factors, of which the primary financial measure is operating income (loss) by geographic area.  Operating expenses are primarily prorated based on the relationship between domestic and international sales.

Information with respect to the Company’s operating income (loss) by geographic area is as follows:

	For the three months ended June 30, 2013			For the three months ended June 30, 2012
	Domestic	International	Totals	Domestic	International	Totals

NET SALES	$ 9,207,549	$ 1,247,566	$ 10,455,115	$ 2,484,851	$ 1,351,647	$ 3,836,498

COST OF SALES	2,395,003	548,976	2,943,979	819,125	641,290	1,460,415
Gross profit	6,812,546	698,590	7,511,136	1,665,726	710,357	2,376,083

Operating expenses:
General and administrative	1,962,704	58,161	2,020,865	583,909	44,283	628,192
Selling and marketing	5,110,473	12,655	5,123,128	1,615,875	11,395	1,627,270
Total operating expense	7,073,177	70,816	7,143,993	2,199,784	55,678	2,255,462

Operating income (loss)	$ (260,631)	$ 627,774	$ 367,143	$ (534,058)	$ 654,679	$ 120,621

	For the six months ended June 30, 2013			For the six months ended June 30, 2012
	Domestic	International	Totals	Domestic	International	Totals

NET SALES	$ 20,615,117	$ 2,240,231	$ 22,855,348	$ 4,544,980	$ 1,946,829	$ 6,491,809

COST OF SALES	5,452,219	998,617	6,450,836	1,528,955	915,958	2,444,913
Gross profit	15,162,898	1,241,614	16,404,512	3,016,025	1,030,871	4,046,896

Operating expenses:
General and administrative	3,846,303	109,155	3,955,458	1,088,351	82,674	1,171,025
Selling and marketing	10,529,509	21,358	10,550,867	2,757,048	18,804	2,775,852
Total operating expense	14,375,812	130,513	14,506,325	3,845,399	101,478	3,946,877

Operating income (loss)	$ 787,086	$ 1,111,101	$ 1,898,187	$ (829,374)	$ 929,393	$ 100,019

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and June 30, 2012

 (Unaudited)

Note 10 - Segment reporting (continued)

Selected balance sheet information by segment is presented in the following table as of:

	June 30,	December 31,
Total Assets	2013	2012
Domestic	$5,235,378	$4,414,775
International	-	25,453
Total Assets	$5,235,378	$4,440,228

Note 11 – Subsequent events

On July 11, 2013, the Company issued to one of its key employees options to purchase a total of 100,000 shares under the Company’s 2011 Incentive Stock Option Plan.  The option exercise price is $.555 per share.  The options vest over three years, provided the employee remains employed by the Company or a subsidiary of the Company at the time of vesting. The issuance of the options was exempt from registration under Regulation D and Section 4(2) of the Securities Act of 1933.

On July 11, 2013, the Company issued to a consultant an option to purchase 100,000 shares, at a price of $.50 per share, for services rendered to be rendered to the Company.  The option vest over three years provided the consultant continues to serve the Company as a consultant to the Company or subsidiary of the Company at the time of vesting. The issuance of the options was exempt from registration under Regulation D and Section 4(2) of the Securities Act of 1933.

On July 24, 2013, the Company entered into a licensing agreement with BioActive Skin Technologies LLC (BioActive), in which the Company will obtain the exclusive worldwide rights to manufacture and distribute BioActive beauty products and formulations. The agreement consists of an initial 18-month term and subsequent 12-month terms.   As part of the agreement, the Company will pay a royalty calculated as a percentage of sales with a minimum annual payment of $100,000.  The Company will incur infomercial costs which it hopes to test before the end of fiscal year 2013.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

International Commercial Television, Inc.

We have audited the accompanying consolidated balance sheets of International Commercial Television, Inc. and Subsidiary (collectively, the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2012. The financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Commercial Television, Inc. and Subsidiary as of December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations raise substantial doubt about its ability to continue as a going concern.  Management’s plans considering these matters are also described in Note 1 to the consolidated financial statements.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/EisnerAmper, LLP

Edison, New Jersey

March 28, 2013

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$758,358	$53,337
Cash held in escrow	150,008	5,467
Accounts receivable, net of doubtful account reserves of $623,061 and $13,317, respectively	1,154,855	46,220
Inventories, net	1,979,757	718,450
Prepaid expenses and other current assets	324,991	20,559

Total current assets	4,367,969	844,033

Furniture and equipment	71,258	183,117
Less accumulated depreciation	56,949	162,868
Furniture and equipment, net	14,309	20,249

Other assets	57,950	-

Total assets	$ 4,440,228	$864,282

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Convertible note payable – short-term	$30,169	$65,363
Accounts payable and accrued liabilities	3,360,745	856,542
Short term advances payable – related parties	-	38,359
Severance payable – short-term	40,800	40,800
Deferred revenue – short-term	281,774	25,128
Tax provision payable	48,600	-
Tax penalties payable	270,000	270,000
Convertible note payable to shareholder – short-term	-	590,723
Total current liabilities	4,032,088	1,886,915

Severance payable – long-term	87,800	128,600
Deferred revenue – long-term	129,986	-
Convertible note payable to shareholder– long-term	590,723	-
Convertible note payable – long-term	-	32,681
Total long-term liabilities	808,509	161,281

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ DEFICIT:
Preferred stock 20,000,000 shares authorized, no shares issued and outstanding	-	-

Common stock, $0.001 par value, 100,000,000 shares authorized, 20,722,756 and 18,057,756 shares issued and outstanding as of December 31, 2012 and December 31, 2011, respectively	10,562	7,959
Additional paid-in-capital	6,843,267	5,511,877
Accumulated deficit	(7,254,198)	(6,703,750)

Total shareholders’ deficit	(400,369)	(1,183,914)

Total liabilities and shareholders’ deficit	$4,440,228	$864,282

See accompanying notes to consolidated financial statements.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

NET SALES	$22,920,386	$3,102,041

COST OF SALES	7,480,788	1,567,876

GROSS PROFIT	15,439,598	1,534,165

OPERATING EXPENSES:

General and administrative	4,347,052	1,332,008
Selling and marketing	11,568,271	687,809

Total operating expenses	15,915,323	2,019,817

OPERATING LOSS	(475,725)	(485,652)

INTEREST EXPENSE, NET	(26,123)	(240)

LOSS BEFORE PROVISION FOR INCOME TAX	(501,848)	(485,892)

PROVISION FOR INCOME TAX	(48,600)	-

NET LOSS	$(550,448)	$(485,892)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.03)	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
BASIC	20,110,242	16,844,086
DILUTED	20,110,242	16,844,086

See accompanying notes to consolidated financial statements.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Common Stock			Additional
	$0.001 par value			Paid-In	Accumulated
	Shares	Amount		Capital	Deficit	Totals

Balance at January 1, 2011	15,547,179	$5,448		$5,257,293	$(6,217,858)	$(955,117)

Net loss	-	-		-	(485,892)	(485,892)

Share based compensation	-	-		70,163	-	70,163

Shares issued as part of BBI acquisition	500,000	500		(500)	-	-

Exercise of warrants	168,649	169		16,696	-	16,865

Issuance of common stock	1,291,928	1,292		127,712	-	129,004

Issuance of common stock for consulting services	550,000	550		18,478	-	19,028

Issuance of warrants for consulting services	-	-		22,035	-	22,035

Balance at December 31, 2011	18,057,756	$7,959		$5,511,877	$(6,703,750)	$(1,183,914)

Net loss	-	-		-	(550,448)	(550,448)

Share based compensation	-		-	522,164	-	522,164

Exercise of warrants	125,000	12		12,488	-	12,500

Issuance of common stock	2,590,000	2,591		385,909	-	388,500

Issuance of common stock for consulting services	-	-		38,820	-	38,820

Issuance of warrants for consulting services	-	-		262,045	-	262,045

Issuance of nonforfeitable warrants for consulting services	-	-		109,964	-	109,964

Balance at December 31, 2012	20,722,756	$10,562		$6,843,267	$(7,254,198)	$(400,369)

See accompanying notes to consolidated financial statements.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(550,448)	$(485,892)
Adjustments to reconcile net loss to net cash and cash equivalents provided by (used in) operating activities:
Depreciation	14,250	14,092
Bad debt expense	1,435,920	43,594
Stock based compensation	838,388	111,226
Change in assets and liabilities
Accounts receivable	(2,544,555)	(14,009)
Inventories	(1,261,307)	(191,629)
Prepaid expenses and other assets	(267,777)	26,115
Accounts payable and accrued liabilities	2,504,203	234,855
Severance payable	(40,800)	(93,933)
Tax provision	48,600	-
Tax penalties	-	10,000
Deferred revenue	386,632	(7,570)
Net cash provided by (used in) operating activities	563,106	(353,151)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(8,310)	-
Net cash used in investing activities	(8,310)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	388,500	16,865
Proceeds from exercise of warrants	12,500	129,004
Proceeds from note payable	40,000	98,044
Payments on note payable	(107,875)	-
Advances from related parties	50,000	40,000
Payments to related parties	(88,359)	(32,500)
Net cash provided by financing activities	294,766	251,413

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	849,562	(101,738)

CASH AND CASH EQUIVALENTS, beginning of the year	58,804	160,542

CASH AND CASH EQUIVALENTS, end of the year	$908,366	$58,804

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Capitalization of stock based compensation expense related to nonforfeitable warrants	$109,964	$-
Fair value of warrants in connection with sale of common stock	273,831	-
Interest paid	26,490	249
Write off of fully depreciated assets	120,169	-

See accompanying notes to consolidated financial statements.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 1 - Organization, Business of the Company and Liquidity

Organization and Nature of Operations

International Commercial Television Inc., (the “Company” or “ICTV”) was organized under the laws of the State of Nevada on June 25, 1998.

Strategic Media Marketing Corp. (“SMM”), a wholly owned subsidiary, was incorporated in the Province of British Columbia on February 11, 2003 and has a December 31 fiscal year-end.  Effective February 7, 2011, SMM offices were closed down and the subsidiary was dissolved. Operations performed by SMM are now being managed out of our office.

Effective February 17, 2011, the Company acquired 100% of the equity interest in Better Blocks International Limited (“BBI”), see Note 7.

The Company sells various consumer products.  The products are primarily marketed and sold throughout the United States and internationally via infomercials.  Although our companies are incorporated in Nevada and New Zealand, a substantial portion of operations are currently run from the Wayne, Pennsylvania office.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  The Company generated positive cash flows from operating activities in the past fiscal year of approximately $563,000, but, for the most part, has experienced recurring losses from operations. The Company had positive working capital of approximately $336,000 and an accumulated deficit of approximately $7,254,000 as of December 31, 2012.

The goal of our strategy is to use the brand awareness we create in our infomercials so that we can sell the products featured in our infomercials, along with related families of products, under distinct brand names in traditional retail stores.  Our goal is to have these families of products sold in the traditional retail environment in shelf-space dedicated to the product category.  We are developing the infrastructure to create these brands of products so that we can implement our business plan.

Currently, this plan is being executed with the DermaWandTM and the DermaVital® skincare line. The Company does not require any additional capital to grow the DermaWandTM and the DermaVital® businesses. The Company is currently exploring other devices and consumable product lines.

There is no guarantee that the Company will be successful in bringing our products into the traditional retail environment.  If the Company is unsuccessful in achieving this goal, the Company will be required to raise additional capital to meet its working capital needs.  If the Company is unsuccessful in completing additional financings, it will not be able to meet its working capital needs or execute its strategy. In such case the Company will assess all available alternatives including a sale of its assets or merger, the suspension of operations and possibly liquidation, auction, bankruptcy, or other measures. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result should the Company be unable to continue as a going concern.

Note 2 - Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary BBI for the period February 17, 2011 through December 31, 2012 and SMM for the period January 1, 2011 through February 7, 2011 and for the year ended December 31, 2011.  All significant inter-company transactions and balances have been eliminated.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 2 - Summary of significant accounting policies (continued)

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent.  Actual results could differ from these estimates.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, include cash and trade receivables.  The Company maintains cash in bank accounts that, at times, may exceed federally insured limits.  The Company has not experienced any losses and believes it is not exposed to any significant risks on its cash in bank accounts. As of December 31, 2012 and December 31, 2011, 90% and 39% of the Company’s accounts receivable were due from various individual customers to whom our products had been sold directly via Direct Response Television; 5% and 0%, respectively were due from a third party; 4% and 0% was cash due from the Company’s credit card processors; the remaining 1% and 61% of the Company’s accounts receivable were due from one and three wholesale infomercial operators, respectively.  Major customers are considered to be those who accounted for more than 10% of net sales.  For the fiscal years ended December 31, 2012 and 2011, approximately 5% and 43%, respectively, of the Company’s net sales were made to two televised shopping network major customers.

Fair value of financial instruments

Fair value estimates, assumptions and methods used to estimate fair value of the Company’s financial instruments are made in accordance with the requirements of ASC 825-10, “Disclosures about Fair Value of Financial Instruments.” The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.  The carrying values of   financial   instruments   such as cash, accounts receivable, accounts payable, and accrued liabilities approximate their fair values due to the short settlement period for these instruments.  It is not practicable to estimate the fair value of the Note Payable to Shareholder due to its related party nature.

Cash and cash equivalents

The Company considers all unrestricted highly liquid investments with an original maturity of three months or less to be cash equivalents.

Cash held in escrow

Transfirst ePayment Services (“Transfirst”), ICTV’s credit card processing vendor for VISA, Mastercard, Discover and American Express transactions in the United States, maintains a reserve fund within our processing account to cover all fees, charges, and expenses due them, including those estimated for possible customer charge backs. These reserves are updated periodically by Transfirst and maintained for a rolling 180 days of activity. Based upon established levels of risk, this normally represents approximately 2% of transaction volume for the period, with a maximum of $150,000 and is considered as “Cash held in escrow”.  At December 31, 2012 and 2011 the amount of Transfirst reserves was approximately $150,000 and $5,000, respectively.

In January 2012, ICTV entered into a Media Financing, Security and Assignment agreement with Media Acquisition, LLC (“Media Acquisition”).  Under the agreement, Media Acquisition, LLC provided financing to the Company for the cost of purchasing advertising time.  In return, Media Acquisition was paid a service fee based on revenues generated from the advertisement time purchased.  To secure payment under the agreement, the Company granted Media Acquisition a security interest in essentially all of the Company’s assets.  In addition, the Company’s CEO has personally guaranteed the Company’s performance.  The term of the agreement is month-to-month and it can be terminated by either party with 30 days written notice.  As part of the agreement, a portion of cash generated through direct response television (DRTV) is reserved to cover all fees, expenses, charges and expenses due Media Acquisition.  In August 2012, the Company terminated this agreement and the reserved cash was subsequently refunded in October 2012.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 2 - Summary of significant accounting policies (continued)

Foreign currency transactions

Transactions entered into by the Company in currencies other than its local currency, are recorded in its local currency and any changes in currency exchange rates that occur from the initiation of a transaction until settled are recorded as foreign currency gains or losses in the Consolidated Statements of Operations.

Accounts receivable

Accounts receivable are recorded net of allowances for returns and doubtful accounts of approximately $623,000 and $13,000 for the years ended December 31, 2012 and 2011, respectively.  The allowances are calculated based on historical customer returns and bad debts.

In addition to reserves for returns on accounts receivable, an accrual is made against returns for product that have been sold to customer and had cash collections, while the customer still has the right to return the product.   The amounts of these accruals included in accounts payable and accrued liabilities in our Consolidated Balance Sheets were approximately $248,000 and $42,000 at December 31, 2012 and 2011, respectively.

Inventories

Inventories consist primarily of products held for resale, and are valued at the lower of cost (first-in, first-out method) or market.  The Company adjusts inventory for estimated obsolescence when necessary based upon demand and market conditions. The Company has recorded approximately $251,000 and $12,000 in inventory of consigned product as of December 31, 2012 and 2011, respectively, that has been shipped to customers under the 30-day free trial period for which the trial period has not expired and as such the customer has not accepted the product.

Furniture and equipment

Furniture and equipment are carried at cost and depreciation is computed over the estimated useful lives of the individual assets ranging from 3 to 7 years.  Depreciation is computed using the straight-line method. The related cost and accumulated depreciation of assets retired or otherwise disposed of are removed from the accounts and the resultant gain or loss is reflected in earnings.  Maintenance and repairs are expensed currently while major renewals and betterments are capitalized.

Depreciation expense amounted to approximately $14,000 and $14,000, respectively, for the years ended December 31, 2012 and 2011.

Impairment of Long-Lived Assets

In accordance with ASC 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets”, long-lived assets are reviewed for impairment when circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows estimated by the Company to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are recorded as held for sale at the lower of carrying value or estimated net realizable value. No impairment losses were identified or recorded in the fiscal years ended December 31, 2012 and 2011.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 2 - Summary of significant accounting policies (continued)

Revenue recognition

For our domestic direct response television sales generated by our infomercials, product sales revenue is recognized when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. The Company’s revenues in the Statement of Operations are net of sales taxes.

The Company offers a 30-day risk-free trial as one of its payment options.  Revenue on the 30-day risk-free trial sales is not recognized until customer acceptance and collectability are assured which we determine to be when the trial period ends. If the risk-free trial expires without action by the customer, product is determined to be accepted by the customer and revenue is recorded.  Revenue for items purchased without the 30-day free trial is recognized upon shipment of the product to the customer and collectability is assured.

Revenue related to our DermaVital® continuity program is recognized monthly upon shipment to customers.  Revenue related to international wholesale customers is recorded at gross amounts with a corresponding charge to cost of sales upon shipment.

The Company has a return policy whereby the customer can return any product received within 30 days of receipt for a full refund excluding shipping and handling.  However, historically the Company has accepted returns past 30 days of receipt. The Company provides an allowance for returns based upon past experience.  All significant returns for the years presented have been offset against gross sales.

In 2012, the Company started selling warranties on the DermaWandTM for one-year, three-year and lifetime terms.  One-year and three-year warranties are recognized ratably over the term.  Lifetime warranties are recognized over the estimated term of 5 years.  Any unearned warranty is included in deferred revenue on the accompanying consolidated balance sheet.  Changes in the Company’s deferred service revenue related to the warranties is presented in the following table:

2012
Deferred extended warranty revenue:
At beginning of period	$-
Revenue deferred for new warranties	186,535
Revenue recognized	(15,216)
At end of period	$171,319

Current portion	$41,333
Non-current portion	129,986
$171,319

Shipping and handling

The amount billed to a customer for shipping and handling is included in revenue: shipping and handling revenue approximated $3,546,000 and $61,000 for the years ended December 31, 2012 and 2011, respectively.  Shipping and handling costs are included in cost of sales.  Shipping and handling costs approximated $2,082,000 and $233,000 for the years ended December 31, 2012 and 2011, respectively.

Research and development

Research and development costs are expensed as incurred and are included in selling and marketing expense in the accompanying consolidated financial statements.  Research and development costs primarily consist of efforts to discover and develop new products and the testing and development of direct-response advertising related to these products.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 2 - Summary of significant accounting policies (continued)

Media and production costs

Media and production costs are expensed as incurred and are included in selling and marketing expense in the accompanying consolidated financial statements.  The Company incurred approximately $7,626,000 and $337,000 in such costs for the years ended December 31, 2012 and 2011, respectively.

Income taxes

In preparing our consolidated financial statements, we make estimates of our current tax exposure and temporary differences resulting from timing differences for reporting items for book and tax purposes. We recognize deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. In consideration of our accumulated losses and lack of historical ability to generate taxable income to utilize our deferred tax assets, we have estimated that we will not be able to realize any benefit from our temporary differences and have recorded a full valuation allowance. If we become profitable in the future at levels which cause management to conclude that it is more likely than not that we will realize all or a portion of the net operating loss carry-forward, we would immediately record the estimated net realized value of the deferred tax asset at that time and would then provide for income taxes at a rate equal to our combined federal and state effective rates, which would be approximately 40% under current tax laws. Subsequent revisions to the estimated net realizable value of the deferred tax asset could cause our provision for income taxes to vary significantly from period to period.

The Company’s policy is to recognize interest and penalties related to tax matters in general and administrative expenses in the Consolidated Statements of Operations.

Stock options

In June 2001, our shareholders approved our 2001 Stock Option Plan (the “Plan”).  The Plan is designed for selected employees, officers and directors of the Company and its subsidiaries, and is intended to advance the best interests of the Company by providing personnel who have substantial responsibility for the management and growth of the Company and its subsidiaries with additional incentive by increasing their proprietary interest in the success of the Company, thereby encouraging them to remain in the employ of the Company or its subsidiaries.  The Plan is administered by the Board of Directors of the Company, and authorizes the issuance of stock options not to exceed a total of 3,000,000 shares.  The terms of any awards under the Plan are determined by the Board of Directors, provided that no options may be granted at less than the fair market value of the stock as of the date of the grant.  The Plan expired in February 2011.  As of December 31, 2012, 1,600,000 options are outstanding under the Plan.

In December 2011, our shareholders approved our 2011 Stock Option Plan (the “2011 Plan”).  The 2011 Plan is designed for selected employees, officers, and directors of the Company and its subsidiaries, and is intended to advance the best interests of the Company by providing personnel who have substantial responsibility for the management and growth of the Company and its subsidiaries with additional incentive by increasing their proprietary interest in the success of the Company, thereby encouraging them to remain in the employ of the Company or its subsidiaries.  The 2011 Plan is administered by the Board of Directors of the Company, and authorizes the issuance of stock options not to exceed a total of 3,000,000 shares.  The terms of any awards under the Plan are determined by the Board of Directors, provided that no options may be granted at less than the fair market value of the stock as of the date of the grant.  Generally, the options granted vest over three years with one-third vesting on each anniversary date of the grant.  As of December 31, 2012, 1,480,000 options are outstanding under the 2011 Plan.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC Topic 505, subtopic 50, Equity-Based Payments to Non-Employees based upon the fair-value of the underlying instrument.  The equity instruments, consisting of stock options granted to consultants, are valued using the Black-Scholes valuation model.  The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the period which services are received.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 2 - Summary of significant accounting policies (continued)

Stock options (continued)

The Company uses ASC (“Accounting Standards Codification”) Topic 718, “Share-Based Payments”, to account for stock-based compensation issued to employees and directors. The Company recognizes compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees over the requisite vesting period of the awards.  Stock options granted to non-employees are remeasured at each reporting period until a measurement date has been reached.

The following is a summary of stock options outstanding under the existing stock option plan for the years ended December 31, 2012 and 2011:

	Number of Shares			Weighted Average
	Employee	Non- Employee	Totals	Exercise Price

Balance, January 1, 2012	1,300,000	350,000	1,650,000	$0.08
Granted during the year	1,510,000	-	1,510,000	0.29
Exercised during the year	-	-	-	-
Forfeited during the year	(80,000)	-	(80,000)	(0.11)

Balance, December 31, 2012	2,730,000	350,000	3,080,000	$0.18

	Number of Shares			Weighted Average
	Employee	Non- Employee	Totals	Exercise Price

Balance, January 1, 2011	-	657,000	657,000	$2.00
Granted during the year	1,300,000	350,000	1,650,000	0.08
Exercised during the year	-	-	-	-
Expired during the year	-	(657,000)	(657,000)	(2.00)

Balance, December 31, 2011	1,300,000	350,000	1,650,000	$0.08

Of the stock options currently outstanding, 533,333 options are currently vested and exercisable; 16,667 previously vested and exercisable options were forfeited during the year ended December 31, 2012. The weighted average exercise price of these options was $0.08. These options expire in February 2021.  The aggregate intrinsic value for options outstanding and exercisable at December 31, 2012 was approximately $276,000.  The aggregate intrinsic value for options outstanding and exercisable at December 31, 2011 was immaterial.

During the year ended December 31, 2012, 1,510,000 options were granted to employees; in addition, 80,000 options were forfeited due to employee termination.  For the years ended December 31, 2012 and 2011, the Company recorded approximately $250,000 and $70,000 respectively in stock compensation expense under the plan.  At December 31, 2012, there was approximately $518,000 of total unrecognized compensation cost related to non-vested option grants that will be recognized over the remaining vesting period of approximately 3 years.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 2 - Summary of significant accounting policies (continued)

Stock options (continued)

The following assumptions are used in the Black-Scholes option pricing model for the year ended December 31, 2012 and 2011 to value the stock options granted during the period:

2012		2011
Risk-free interest rate	1.19% - 1.62%	Risk-free interest rate	1.92% - 3.03%
Expected dividend yield	0	Expected dividend yield	0
Expected life	6.00 years	Expected life	6.00 -10.00 years
Expected volatility	305% - 316%	Expected volatility	313% - 340%
Weighted average grant date fair value	$0.30	Weighted average grant date fair value	$0.14

The following is a summary of stock options outstanding outside of the existing stock option plan for the years ended December 31, 2012 and 2011:

	Number of Shares			Weighted Average
	Employee	Non- Employee	Totals	Exercise Price

Balance, January 1, 2012	-	250,000	250,000	$0.18
Granted during the year	150,000	1,400,000	1,550,000	0.20
Exercised during the year	-	-	-	-
Expired during the year	-	-	-	-

Balance, December 31, 2012	150,000	1,650,000	1,800,000	$0.20

	Number of Shares			Weighted Average
	Employee	Non- Employee	Totals	Exercise Price

Balance, January 1, 2011	-	250,000	250,000	$0.18
Granted during the year	-	-	-	-
Exercised during the year	-	-	-	-
Expired during the year	-	-	-	-

Balance, December 31, 2011	-	250,000	250,000	$0.18

Of the stock options currently outstanding outside of the plan at December 31, 2012, 500,000 options are currently vested and exercisable. The weighted average exercise price of these options was $0.11. These options expire between December 2013 and February 2015.  The aggregate intrinsic value for options outstanding and exercisable at December 31, 2012 was approximately $243,000.  The aggregate intrinsic value for options outstanding and exercisable at December 31, 2011 was immaterial.

During the year ended December 31, 2012, 1,550,000 options were granted to employees and consultants.  For the years ended December 31, 2012 and 2011, the Company recorded approximately $272,000 and $0 respectively in stock compensation expense under the plan.  At December 31, 2012, there was approximately $547,000 of total unrecognized compensation cost related to non-vested option grants that will be recognized over the remaining vesting period of approximately 3 years.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 2 - Summary of significant accounting policies (continued)

Stock options (continued)

The following assumptions are used in the Black-Scholes option pricing model for the year ended December 31, 2012 to value the stock options outstanding outside the plan:

2012

Risk-free interest rate	0.72% – 1.78%
Expected dividend yield	0.00
Expected life	3.00 – 10.00 years
Expected volatility	263% – 394%
Weighted average grant date fair value	$0.31

The following is a summary of all stock options outstanding, and nonvested for the year ended December 31, 2012:

	Number of Shares
	Employee	Non- Employee	Totals		Weighted Average
					Exercise Price
Balance, January 1, 2012 – nonvested	1,300,000	516,667	1,816,667	$	0.09
Granted	1,660,000	1,400,000	3,060,000		0.25
Vested	(433,334)	(533,334)	(966,668)		0.10
Forfeited	(63,333)	-	(63,333)		0.11
Balance, December 31, 2012 - nonvested	2,463,333	1,383,333	3,846,666	$	0.21

Note 3 - Commitments and contingencies

Leases

As of December 31, 2012, the Company had an active lease related to the office space rented in Wayne, Pennsylvania.  Total rent expense incurred during 2012 and 2011 totaled approximately $34,000 and $38,000, respectively.  During the year ended December 31, 2012, the Company renewed its lease at the Wayne, Pennsylvania location with lower monthly rent payments, which extends through March, 2013.   On April 1, 2013, the Company will be moving to a different building within the same facility and has amended the lease through March 2016.  The schedule below details the future financial obligations under the remaining two leases.

	2013	2014	2015	2016	2017	TOTAL OBLIGATION
Wayne - Corporate HQ	$46,400	$50,900	$51,500	$14,400	$-	$163,200

Total Lease Obligations	$46,400	$50,900	$51,500	$14,400	$-	$163,200

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 3 - Commitments and contingencies (continued)

DermaWandTM

On October 15, 1999, Windowshoppe.com Limited (“WSL”) entered into an endorsement agreement with an individual for her appearance in a DermaWandTM infomercial. On July 11, 2001, the agreement was amended to include a royalty payment for each unit sold internationally, up to a maximum royalty payment for any one calendar quarter. Further, if the infomercial is aired in the United States, then the airing fee will revert back to the same flat rate per calendar quarter. The initial term of the agreement was five years starting October 15, 1999. The agreement automatically and continually renews for successive additional five-year terms unless R.J.M.Ventures (“RJML”) is in material default and is notified in writing at least thirty days prior to the end of the then current term that the individual intends to terminate the agreement.  The Company assumed any and all responsibilities associated with the license and reconveyance agreements dated April 1, 2000 entered into by the Company and WSL and RJML. On January 5, 2001, WSL entered into an agreement with Omega 5.   WSL shall have worldwide nonexclusive rights to manufacture, market and distribute DermaWandTM.  In consideration of these rights, WSL shall pay a monthly payment for each unit sold of DermaWand depending on various scenarios as defined in the agreement.  The agreement is silent as to its duration.

During 2007, the Company entered into an exclusive license agreement with Omega 5 wherein ICTV was assigned all of the trademarks and all of the patents and pending patents relating to the DermaWandTM and was granted exclusive license with respect to the commercial rights to the DermaWandTM.  This agreement was amended and superseded on July 28, 2010.  The geographical scope of the license granted is the entire world consisting of the United States of America and all of the rest of the world.   The license remains exclusive to ICTV provided ICTV pays to Omega 5 a minimum annual payment of $250,000 in the initial 18 month term of the agreement and in each succeeding one-year period.  If in any calendar year the payments made by the Company to Omega exceed the annual minimum of $250,000, then the amount in excess of the annual minimum or “rollover amount” will be credited towards the Company’s annual minimum for the immediately following calendar year only.  If the Company fails to meet the minimum requirements as outlined in the agreement, it may be forced to assign the trademarks and patents back to Omega 5. After the initial term, the exclusive license granted shall renew automatically for a three year period, and thereafter automatically at three-year intervals.

The amount of royalty expense incurred for sales of the DermaWandTM were approximately $795,000 and $248,000 for the years ended December 31, 2012 and 2011, respectively.

Employment Agreement

Effective March 1, 2011, the Company entered into an employment agreement with the CEO of the Company.  Under the terms of this agreement, the Company agrees that in consideration of services performed, the Company will pay an annual salary of $180,000, subject as appropriate to an adjustment to be approved by the Company’s Board of Directors on an annual basis. The CEO is also entitled to annual performance bonuses as determined appropriate by the Board of Directors, as well as employee is entitled to receive issuance of stock options and other employee benefits such as health insurance reimbursement; automobile allowance and other reimbursable expenses.  The initial term of this employment agreement is five years and shall automatically renew for successive one year periods unless either party provides no less than 60 days prior written notice of their intent not to renew the agreement.  If the employment agreement is terminated by the Company without cause, the employee will be entitled to a severance payment equal to one year’s salary and benefits.

On April 17, 2012, the Company entered into an employment agreement with the President and CFO of the Company.  Under the terms of this agreement, the Company will pay an annual salary of $125,000, subject to review and, if appropriate, adjustment on an annual basis by the Company’s Board of Directors. The President and CFO is also entitled to annual performance bonuses as determined appropriate by the Board of Directors, and is entitled to receive stock options and other employee benefits such as health insurance reimbursement; automobile allowance and other reimbursable expenses.  The employment agreement will continue until terminated by either party in accordance with the terms of the agreement. If the employment agreement is terminated by the Company without cause, the employee will be entitled to a severance payment equal to one year’s salary and benefits.

The Company has accrued approximately $106,000 in bonuses to the CEO and the President and CFO for the year ended December 31, 2012, included in accounts payable and accrued expenses in the accompanying consolidated financial statements.  These bonuses were paid in February 2013.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 3 - Commitments and contingencies (continued)

Other matters

Product Liability Insurance

For certain products, the Company was (and is) listed as an additional insured party under the product manufacturers’ insurance policy. On February 20, 2007, the Company purchased its own liability insurance to cover all direct to consumer product sales in the US and worldwide, which expires on April 20, 2013. At present, management is not aware of any claims against the Company for any products sold.

Note 4 – Severance payable

In September 2010 the Company entered into a severance agreement with a former consultant.   Under the severance agreement, the consultant will be paid $270,000 over a 27 month period in increments of $10,000 per month beginning in September 2010 and continuing through November 2012.  The Company recorded the $270,000 as a General and Administrative expense in the three months ended September 30, 2010.  In April 2011, the Company amended the aforementioned severance agreement. The amendment allows the Company to make monthly payments of $3,400 per month for a period of one year from April 2011 through March 2012.  In March 2012, the Company amended the aforementioned severance agreement for a second time to continue the monthly payment amount of $3,400 through March 2016.  The severance payable balance at December 31, 2012 and 2011 is $128,600 and $169,400, respectively of which $40,800 is current and $87,800 is long-term as of December 31, 2012.

Note 5 - Related party transactions

The Company has received short-term advances from a shareholder.  These advances amounted to approximately $50,000 and $40,000 during the years ended December 31, 2012 and 2011, respectively.  The $50,000 loan accrued interest of 6% annually. Principal payments were made in six monthly installments of approximately $8,333, beginning in May 2012 and ending in October 2012.  Interest was paid along with the final payment in October 2012.  The advances are offset by repayments which amounted to approximately $57,500 and $32,500 during the years ended December 31, 2012 and 2011, respectively.  These advances were included in Short Term Advances Payable – Related Parties on the accompanying consolidated balance sheets.  At December 31, 2012 and 2011, the balance outstanding was approximately $0 and $7,500, respectively.

The Company also received short-term advances from another shareholder.  There were no advances during the years ended December 31, 2012 and 2011.  Repayments amounted to approximately $30,900 and $0 during the years ended December 31, 2012 and 2011, respectively.  These advances are non-interest bearing and without specific terms of repayment.  These advances were included in Short Term Advances Payable – Related Parties on the accompanying consolidated balance sheets.  At December 31, 2012 and 201, the balance outstanding was approximately $0 and $30,900, respectively.

The Company has a note payable to a shareholder in the amount of $590,723.  Prior to April 1, 2012, this loan was interest-free and had no specific terms of repayment.  On April 1, 2012, the note payable was modified.  The new terms include interest at the rate of four and three quarters percent (4.75%) per annum.  Interest on the unpaid balance of the note is to be paid in arrears as of the end of each calendar quarter, with payment due on the first day of the month following the quarter as to which interest is being paid.  The first payment of interest was due on January 1, 2013, for the three quarters beginning April 1, 2012 and ending on December 31, 2012.  Interest of approximately $21,000 was paid on December 28, 2012.

The principal balance of this note shall be due and payable in three equal payments on each of April 1, 2015, April 1, 2016, and April 1, 2017.  This note may be prepaid in whole or in part at any time without penalty, and any prepayment shall be applied against the next principal payment due.  Subsequent to December 31, 2012, $55,000 in principal payments were made on the note.

All or any part of this note may be converted into shares of common stock of the Company at any time, and from time to time, prior to payment, at a conversion price of $0.50 per share.  Conversion is at the option of lender.  Any amount not converted will continue to be payable in accordance with the terms of the note.  The Company considered this a modification of debt that was not substantive, thus no gain or loss was recorded upon modification.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 6 – Notes payable

In December 2011, the Company entered into an unsecured note payable with a Canadian lender in the amount of approximately $98,000 (C$100,000).  This loan accrues interest at prime (3.25% at December 31, 2012) plus 1%.   Interest is paid monthly. Principal payments are to be paid in fifteen monthly installments of approximately $6,500 (C$6,667), beginning in March 2012 and ending May 2013.  The loan permits payment in advance without penalty at any time.

On January 24, 2012, the Company entered into a note modification with the Canadian lender increasing the outstanding balance to approximately $137,000 (C$140,000) as additional borrowings were made by the Company.  The principal payments on the additional borrowings of approximately $39,500 (C$40,000) were due in two installments of $20,000 (approximates C$) payable on April 15, 2012 and July 15, 2012.  In addition, the interest rate on the note was modified to lender’s cost (prime), plus two-percent and the note became convertible into shares of the Company’s common stock at a fixed conversion rate of $0.196 (C$.20) per share.  The Company considered this a modification of debt that was not substantive, thus no gain or loss was recorded upon modification.  The amount of the beneficial conversion upon modification was deemed insignificant to the consolidated financial statements.  The amount outstanding under the note at December 31, 2012 was approximately $30,200 (C$30,000).  The balance was paid in full by March 2013.  Interest paid on the loan for the years ended December 31, 2012 and 2011, was approximately $3,600 and $250, respectively.

The lender of this note is also one of the two persons that receive royalty payments on the DermaWandTM sales as noted in Note 3

Note 7 - Capital transactions

On February 17, 2011, the Company acquired from one of its shareholders 100% of its equity interest in Better Blocks International Limited (“BBI”), consisting primarily of intellectual properties in exchange for 500,000 shares of the Company’s common stock. This transaction is between entities under common control and accordingly the net asset acquired is recorded at zero, which is the carrying value of BBI and is recorded as a capital transaction.

On April 1, 2011, the Company issued 1,000,000 shares of common stock in a private placement at $0.10 for total consideration of $100,000.

On May 11, 2011, the Company issued 250,000 shares of common stock in a private placement at $0.10 for total consideration of $25,000.

In November 2011, the Company issued a former consultant 50,000 shares of common stock for prior services rendered.   The Company recognized $10,000 of share based compensation expense during 2011 in relation to this transaction based on the closing stock price on date of settlement.

In addition, during 2011, the Company issued 41,928 shares of commons stock for total consideration of approximately $4,000.

On February 17, 2012, the Board authorized the issuance of up to 2,500,000 shares of common stocks to be purchased at $0.15 per share through February 29, 2012.  On February 29, 2012, the Board amended the resolution to authorize the issuance of up to 3,000,000 shares of common stock to be purchased at $0.15 per share through March 23, 2012.  A total of 2,590,000 shares were purchased through March 23, 2012 for gross proceeds of $388,500.  In addition, for every three shares of common stock purchased, the purchasers received one warrant to purchase common stock at $0.25 per share.  A total of 863,333 warrants were issued. The warrants expire three years after their issuance date.  The warrants have a weighted average fair value of $0.32.  The fair value of the warrant has been estimated on the date of grant using a Black-Scholes Pricing Model with the following assumptions:

Risk-free interest rate	0.36% – 0.58%
Expected dividend yield	0.00
Expected life	3.00 years
Expected volatility	410% – 418%
Exercise price	$0.25

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 7 - Capital transactions (continued)

The fair value of the warrants was approximately $274,000, and was recorded as an increase and corresponding decrease to additional paid-in capital for the year ended December 31, 2012.

During the year ended December 31, 2011, the Company entered into a three year corporate public relations consulting agreement where the consultants received compensation in the form of 500,000 shares of stock, 500,000 warrants with an exercise price of $0.10 that expire 14 months from the date of the agreement, and 1,000,000 warrants with an exercise price of $0.50 that expire 24 months from the date of the agreement.  On August 15, 2012, the Company entered into a settlement agreement with the consultants to terminate the consulting agreement.  As part of the agreement, the consultants maintained the 500,000 shares of common stock previously issued and all warrants previously issued were terminated.  In addition, the consultants received 250,000 new warrants with an exercise price of $0.10 that expire 3 years from the date of the agreement.

The 500,000 shares of common stock issued were originally valued at the fair market value of the stock on the date of grant. The total value of the stock was approximately $65,000 and the expense was being recognized over the consulting period. Upon termination, approximately $23,000 was expensed during the year ended December 31, 2012.  As noted in the previous paragraph, on August 15, 2012, the Company terminated the consulting agreement through a settlement agreement with these consultants and concurrently entered into a new consultant agreement with one of these consultants.  Therefore, any unrecognized expense related to common stock issued was immediately recognized upon termination of services with the one consultant and expense related to the other consultant will be recognized over the remaining consulting term.  For the years ended December 31, 2012 and 2011, the Company recorded approximately $38,800 and $9,000, respectively related to the issuance of these shares, and the Company has remaining unrecognized expense of approximately $17,000, which will be recognized over the next 19 months.

The Company used the Black Scholes model to value the 1,500,000 warrants granted using under the consulting agreement. The weighted average grant date fair value of these warrants was $0.06.

For the years ended December 31, 2012 and 2011, the Company recorded approximately $160,000 and $9,600, respectively, of stock based compensation expense to fully expense the 500,000 warrants issued to the consultants under the consulting agreement.

As of December 31, 2012, there was no unrecognized compensation costs related to these warrant grants.  For years ended December 31, 2012 and 2011, the Company recorded approximately $47,000 and $12,400, respectively, of stock based compensation expense to fully expense the 1,000,000 warrants issued to the consultants under the consulting agreement.  As of December 31, 2012, there was no unrecognized compensation costs related to these warrant grants.

For the year ended December 31, 2012 the Company recorded approximately $62,700 of stock based compensation expense for the 250,000 warrants issued to the consultants under the settlement agreement. The expense related to the consultant no longer performing services was recognized immediately. As of December 31, 2012, there was approximately $47,300 of total unrecognized compensation costs related to these warrant grants which will be recognized over the remaining 31.5 months. On October 24, 2012, 125,000 warrants issued to one of the consultants were exercised for total consideration of $12,500.

On August 15, 2012, the Company entered into a three year corporate public relations consulting agreement with 1 of the previous consultants.  As part of the agreement, the consultant will receive a monthly consulting fee of $4,000, a commission of $7.50 for each DermaWandTM sold plus 5% of the net revenue from other products sold on a third party website, and 125,000 additional warrants with an exercise price of $0.30 that expires 36 months from the date of the agreement.  For years ended December 31, 2012, the Company recorded approximately $7,700 of stock based compensation expense for the 125,000 warrants issued to the consultant under the new consulting agreement.  As of December 31, 2012, there was approximately $47,300 of total unrecognized compensation costs related to these warrant grants which will be recognized over the remaining 31.5 months.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 7 - Capital transactions (continued)

Due to the fact that any warrants issued to the consultant under the new consulting agreement are nonforfeitable, the 125,000 warrants with an exercise price of $0.10 and a fair value of $55,000, and the 125,000 warrants with an exercise price of $0.30 and a fair value of $55,000, which aggregated $110,000, were recorded in equity and were capitalized on the balance sheet in prepaid expenses and other current assets and will be expensed over the consultant term.  For the year ended December 31, 2012, approximately $15,000 was expensed and included in stock based compensation expense in our accompanying consolidated financial statements.  Approximately $94,000 is capitalized and approximately $36,000 and $58,000 is reflected as current and non-current assets, respectively, in our accompanying consolidated balance sheet.

At December 31, 2012, the following warrants were outstanding:

Holder	Warrants Outstanding	Exercise Price	Expiration Date

Shareholders in 2007 placement (modified 2010)	390,084	$0.10 - $3.00	December 2013

Shareholders in February 2012 private placement	863,333	$0.25	February – March 2015

Consultant	125,000	$0.10	August 2015

Consultant	125,000	$0.30	August 2015

Balance at December 31, 2012	1,503,417

The warrants have a weighted average fair value of $0.44.  The fair value of the new warrants has been estimated on the date of grant using a Black-Scholes Pricing Model with the following assumptions:

Risk-free interest rate	0.31 – 0.42%
Expected dividend yield	0
Expected life	3.00 years
Expected volatility	401%
Exercise price	$0.10 – $0.30

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 8 - Basic and diluted earnings (loss) per share

ASC 260, “Earnings Per Share” requires presentation of basic earnings per share and dilutive earnings per share.

The computation of basic earnings per share is computed by dividing earnings available to common shareholders by the weighted average number of outstanding common shares during the period.  Diluted earnings per share gives the effect to all dilutive potential common shares outstanding during the period.  The computation of diluted earnings per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect. For the purposes of obtaining future capital to finance the Companies’ operations and to fund future expansion of the Companies’ Direct Response Television campaign certain shareholders are able to purchase additional stock with stock warrants attached to common stock issued. At December 31, 2012, there were 1,503,417 warrants outstanding and exercisable. The warrants are exercisable between $0.10 and $3.00 per share expiring through August 2015. At December 31, 2012 there were 4,880,000 stock options outstanding and 1,033,334 were vested and exercisable at an exercise price of $0.09.

The following securities were not involved in the computation of diluted net loss per share as their effect would have been anti-dilutive:

	December 31
	2012	2011
Options to purchase common stock	4,880,000	1,900,000
Warrants to purchase common stock	1,503,417	1,890,084
Convertible note payable from shareholder	1,332,291	-

The computations for basic and fully diluted earnings per share are as follows:

For the year ended December 31, 2012:	Loss (Numerator)	Weighted Average Shares (Denominator)	Per Share Amount

Basic and diluted loss per share

Loss to common shareholders	$ (550,448)	20,110,242	$ (0.03)

For the year ended December 31, 2011:	Loss (Numerator)	Weighted Average Shares (Denominator)	Per Share Amount

Basic and diluted loss per share

Loss to common shareholders	$(485,892)	17,145,925	$(0.03)

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 9 - Income taxes

The income tax expense for the years ended December 31, 2012 and 2011 consist of the following:

Current	2012	2011
Federal	$40,000	$-
State	8,600	-
Total	$48,600	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has provided a full valuation allowance on the net deferred tax asset because of uncertainty regarding its realization.  This asset primarily consists of net operating losses.  For the most part, the Company has experienced operating losses since inception. Therefore the Company has accumulated approximately $2,527,000 and $420,000 of net operating loss carryforwards for federal and state purposes, respectively, which expire twenty years from the time of incurrence for federal purposes. Expiration for the state net operating carryforwards may vary based on different state rules.

Significant components of the Company’s deferred tax assets (liabilities) are approximately as follows as of December 31, 2012 and 2011:

	2012	2011
Net operating loss	$901,000	$1,948,000
Accrued returns and allowances	334,000	21,000
Accumulated depreciation	(5,000)	(3,000)
Stock options	390,000	70,000
Deferred income	158,000	10,000
Other	207,000	107,000
Total deferred tax assets	$1,985,000	$2,153,000
Valuation allowance	(1,985,000)	(2,153,000)
Net deferred tax assets	$-	$-

A valuation allowance for all of our net deferred tax assets has been provided as we are unable to determine, at this time, that the generation of future taxable income against which the net operating loss (“NOL”) and carryforwards could be used can be predicted to be more likely than not.  Net change to our valuation allowance for the year ended December 31, 2012 was a decrease of $168,000.

Due to the change in ownership provisions of the Internal Revenue Code, the availability of the Company’s net operating loss carry forwards may be subject to annual limitations against taxable income in future periods, which could substantially limit the eventual utilization of such carry forwards.  The Company has not analyzed the historical or potential impact of its equity financings on beneficial ownership and therefore no determination has been made whether the net operating loss carry forward is subject to any Internal Revenue Code Section 382 limitation.  To the extent there is a limitation, there would be a reduction in the deferred tax asset with an offsetting reduction in the valuation allowance.

During 2012, the Company filed income tax returns from inception, 1998, through 2011; therefore, the statute for all years remains open and any of these years could potentially be audited.

The Company’s policy is to recognize interest and penalties related to tax matters in general and administrative expenses in the Consolidated Statements of Operations.  At December 31, 2012 and 2011, the Company had approximately $270,000, respectively accrued for various tax penalties.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 9 - Income taxes (continued)

A reconciliation between the Company’s effective tax rate and the federal statutory rate for the years ended December 31, 2012 and 2011, is as follows:

	2012	2011
Federal rate	34.00%	34.00%
State tax rate	5.95%	5.95%
Effect of permanent differences	5.03%	3.30%
Change in valuation allowance	(32.18)%	(43.25)%
Effective tax rate	12.80%	0.00%

Note 10 - Segment reporting

The Company operates in one industry segment and is engaged in the selling of various consumer products primarily through direct marketing infomercials.  The Company evaluates performance and allocates resources based on several factors, of which the primary financial measure is operating income by geographic area.  Operating expenses are primarily prorated based on the relationship between domestic and international sales.

Information with respect to the Company’s operating income (loss) by geographic area is as follows:

	For the year ended December 31, 2012			For the year ended December 31, 2011
	Domestic	International	Totals	Domestic	International	Totals

NET SALES	$19,152,585	$3,767,801	$22,920,386	$1,802,921	$1,299,120	$3,102,041

COST OF SALES	5,642,849	1,837,939	7,480,788	966,811	601,065	1,567,876

Gross profit	13,509,736	1,929,862	15,439,598	836,110	698,055	1,534,165

Operating expenses:
General and administrative	4,160,082	186,970	4,347,052	1,207,424	124,584	1,332,008
Selling and marketing	11,521,033	47,238	11,568,271	634,586	53,223	687,809
Total operating expenses	15,681,115	234,208	15,915,323	1,842,010	177,807	2,019,817

Operating income (loss)	$(2,171,379)	$1,695,654	$(475,725)	$(1,005,900)	$520,248	$(485,652)

Selected balance sheet information by segment is presented in the following table as of December 31:

Total Assets	2012	2011
Domestic	$4,414,775	$834,965
International	25,453	29,317
Total Assets	$4,440,228	$864,282

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 and 2011

Note 11 – Subsequent events

In January 2013, the Company received a letter from a California law firm alleging certain violations of the California Consumer Legal Remedies Act in connection with the Company’s advertising and marketing of its DermaWandTM product. The law firm purported to represent a class of plaintiffs and invited us to contact them in order to amicably resolve the matter.

We have consulted with counsel and have presented to the California law firm the substantiation for our advertising and marketing claims. While they have acknowledged a good portion of our substantiation, the law firm continues to press for a settlement under threat of litigation.  The plaintiff is currently asking for approximately $325,000 to settle the suit.

We believe we would prevail if the California law firm were to bring suit. However, while the cost of settling the matter would likely be material, we also believe that the cost of litigation may exceed the amount for which the matter can be settled. Therefore, while it may take substantial time, we are continuing settlement negotiations.

On February 6, 2013, the Company entered into a new lease with the landlord of the Wayne office complex of its executive office.   As of April 2013 the executive office will move into a larger space within the same complex.  The new lease is for three years, commencing on April 1, 2013.  The new office will be 2,516 square feet, compared to the current office space which is approximately 1,700 square feet.  The monthly lease payment for the first year of the new lease will be approximately $4,036.

On March 8, 2013, Stephen Jarvis exercised 166,666 stock options; Kelvin Claney exercised 399,999 stock options; Richard Ransom exercised 366,666 stock options previously issued for total gross proceeds of approximately $91,200.

On March 11, 2013, the Board of Directors appointed a new director of the Company.  William N. Kinnear will serve as a director until the later of the next annual meeting of the shareholders of the Company or until his successor is duly elected.  Compensation for his services as a director is an annual stipend of $4,000 per year and options to purchase 50,000 shares of the Company’s common stock at an exercise price of $.025 per share.

In 2013, the Company established a 401k retirement plan for employees to contribute.  Currently, the Company is not providing for matching contributions.

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

Presented below are expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates and actual expenses may vary.

Securities and Exchange Commission registration fee	$280
Accounting fees and expenses	12,500
Blue Sky fees and expenses	2,500
Legal fees and expenses	25,000
Printing expenses	1,500
Miscellaneous	1,000

TOTAL	$42,780

ITEM 14. Indemnification of Directors and Officers

In accordance with Nevada law, our articles of incorporation provide that the company may indemnify a person who is a party or threatened to be made a party  to  an action, suit or proceeding by reason of the fact that he or she is an officer, director, employee or agent of the company, against such person's costs and expenses incurred in connection with such action so long as he or she has acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the company, and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful.  Nevada law requires a corporation to indemnify any such person who is successful on the merits or defense of such action against costs and expenses actually and reasonably incurred in connection with the action.

Our bylaws provide that the company will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of the company, absent a finding of negligence or misconduct in office.  Our bylaws also permit the company to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not the company has the power to indemnify such person against liability for any of those acts.

ITEM 15. Recent Sales of Unregistered Securities

Presented below is information regarding the issuance and sales of our securities without registration during the past three years. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

During December 2010, the Company issued 764,387 shares of common stock pursuant to the exercise of warrants issued pursuant to a private offering made in 2007.  The exercise price of the warrants was $.10 per share.  The options were exercised by, and the shares were issued to, accredited investors.  The issuance of shares was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On December 13, 2010, the Company granted options to purchase up to 250,000 shares of common stock to a former consultant in connection with termination of the consulting arrangement.   100,000 of the options are exercisable at a price of $.075 per share, and 150,000 of the options are exercisable at a price of $.25 per share.  The options vest at the rate of 25,000 options every three months from the date of issuance. The issuance of the options was exempt from registration under Regulation S, Rule 504 and Section 4(2) of the Securities Act.

On February 7, 2011, the Company granted options to purchase a total of 1,650,000 shares of common stock to employees under the Company’s 2001 Stock Option Plan.    The options are exercisable at a price of $.0828 per share.  The options vest over three years from the date of issuance, provided the employee remains employed by the Company. The issuance of the options was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On February 17, 2011, the Company issued 500,000 shares of common stock as the purchase price for exercising its option to acquire all of the equity interests of Better Blocks International Limited.  The transaction was valued at $80,000, or $.16 per share.    The issuance of shares was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On April 6, 2011, the Company issued 50,726 shares of common stock to a group of seven accredited investors, for a total purchase price of $4,024.32.  The issuance of shares was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On August 5, 2011, the Company entered into an Agreement for Corporate Public Relations and, as compensation for services to be rendered under the agreement, issued 500,000 shares of common stock and warrants to purchase an additional 1,500,000 shares.  500,000 of the warrants were exercisable at a purchase price of $.10 per share any time on or before 14 months after issuance, and 1,000,000 of the warrants were exercisable at a purchase price of $.50 per share any time on or before 24 months after issuance.  The issuance of shares and warrants were exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On November 20, 2011, the Company issued 50,000 shares of common stock to a former consultant in connection with termination of the consulting arrangement.   The issuance of the shares was exempt from registration under Regulation S, Rule 504 and Section 4(2) of the Securities Act.

On January 10, 2012, the Company granted options to purchase a total of 910,000 shares of common stock to employees under the Company’s 2011 Stock Option Plan.    The options are exercisable at a price of $.15 per share.  The options vest over three years from the date of issuance, provided the employee remains employed by the Company. The issuance of the options was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On January 10, 2012, the Company granted options to purchase a total of 550,000 shares of common stock to certain key consultants to the Company.    The options are exercisable at a price of $.15 per share.  The options vest over three years from the date of issuance. The issuance of the options was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On February 1, 2012, the Company granted options to purchase up to 300,000 shares of common stock to a former consultant in connection with termination of the consulting arrangement.   The options are exercisable at a price of $.0828 per share.  200,000 of the options are exercisable immediately, and 100,000 of the options are exercisable after February 1, 2013.  The issuance of the options was exempt from registration under Regulation S, Rule 504 and Section 4(2) of the Securities Act.

In March 2012, the Company issued 2,695,000 shares of common stock in a private offering, at a purchase price of $0.15 per share, to a total of nine accredited investors for a total purchase price of $404,250.  The investors also received warrants to purchase one additional share of common stock for each three shares purchased in the offering.  The warrants are exercisable at any time on or before February 8, 2015, at a price of $.25 per share.  Each of the investors was an accredited investor, as defined in Regulation D under the Securities Act, and the issuance was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On April 4, 2012, the Company granted options to purchase 100,000 shares of common stock to an employee under the Company’s 2011 Stock Option Plan.    The options are exercisable at a price of $.23 per share.  The options vest over three years from the date of issuance, provided the employee remains employed by the Company. The issuance of the options was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On August 13, 2012, pursuant to a Settlement Agreement, the Company terminated the Agreement for Corporate Public Relations entered into on August 5, 2011 and cancelled the warrants issued under that agreement, which had not been exercised.  In consideration for the termination, the Company issued to the consultants a total of 250,000 warrants, exercisable at any time within three years at an exercise price of $.10 per share.  The consultants were accredited investors, and the issuance of the warrants was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On August 13, 2012, the Company entered into an Agreement for Corporate Public Relations and Product Sales.  As compensation for services to be rendered under the agreement, the Company issued a warrant to purchase 125,000 shares of common stock at a purchase price of $.30 per share.  The warrant is exercisable at any time on or before three years after issuance.  The issuance of the warrant was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On September 18, 2012, the Company granted options to purchase a total of 500,000 shares of common stock to employees under the Company’s 2011 Stock Option Plan.    300,000 of the options are exercisable at a price of $.53125 per share, and 200,000 of the options are exercisable at a price of $.584375 per share.  The options vest over three years from the date of issuance, provided the employee remains employed by the Company. The issuance of the options was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On September 18, 2012, the Company granted options to purchase a total of 300,000 shares of common stock to certain key consultants to the Company.    The options are exercisable at a price of $.50 per share.  The options vest over three years from the date of issuance. The issuance of the options was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On January 2, 2013, the Company granted options to purchase a total of 125,000 shares of common stock to employees under the Company’s 2011 Stock Option Plan.  The options are exercisable at a price of $.548 per share, and vest over three years from the date of issuance, provided the employee remains employed by the Company. The issuance of the options was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On January 8, 2013, the Company granted options to purchase 40,000 shares of common stock to a key consultant to the Company.    The options are exercisable at any time within ten years from the date of grant at a price of $.50 per share.  The issuance of the options was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On April 23, 2013, the Company granted options to purchase a total of 720,000 shares of common stock to employees under the Company’s 2011 Stock Option Plan.  620,000 of the options are exercisable at a price of $.228 per share, and 100,000 of the options are exercisable at a price of $.251 per share.  The options vest over three years from the date of issuance, provided the employee remains employed by the Company. The issuance of the options was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On April 23, 2013, the Company granted options to purchase 50,000 shares of common stock to a key consultant to the Company.    The options are exercisable at any time within ten years from the date of grant at a price of $.25 per share.  The issuance of the options was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On April 23, 2013, the Company granted options to purchase a total of 100,000 shares of common stock to our two non-employee directors.    The options are exercisable at any time within ten years from the date of grant at a price of $.228 per share.  The issuance of the options was exempt from registration under Rule 504 and Section 4(2) of the Securities Act.

On July 11, 2013, the Company issued to one of its key employees options to purchase a total of 100,000 shares under the Company’s 2011 Incentive Stock Option Plan.  The option exercise price is $.555 per share.  The options vest over three years, provided the employee remains employed by the Company or a subsidiary of the Company at the time of vesting. The issuance of the options was exempt from registration under Regulation D and Section 4(2) of the Securities Act of 1933.

On July 11, 2013, the Company issued to a consultant an option to purchase 100,000 shares, at a price of $.50 per share, for services rendered to be rendered to the Company.  The option vest over three years provided the consultant continues to serve the Company as a consultant to the Company or subsidiary of the Company at the time of vesting. The issuance of the options was exempt from registration under Regulation D and Section 4(2) of the Securities Act of 1933.

ITEM 27. Exhibits

Exhibit No.	Description

2.1	Share and Option Purchase Agreement
(Incorporated by reference from the Company’s Form SB-2 Registration Statement filed October 3, 2001)

3.1	Amended and Restated Articles of Incorporation
(Incorporated by reference from the Company’s Form SB-2 Registration Statement filed October 3, 2001)

3.2	Amended and Restated Bylaws
(Incorporated by reference from the Company’s Form SB-2 Registration Statement filed October 3, 2001)

3.3	First Amendment to Amended and Restated Bylaws
(Incorporated by reference from the Company’s Form SB-2 Registration Statement filed October 3, 2001)

5	Opinion of Levinson, Gritter & DiGiore LLP (to be filed by amendment hereto)

10.1	2001 Stock Option Plan (Incorporated by reference from the Company’s Form SB-2 Registration Statement filed October 3, 2001)

10.2

Promissory Note by Moran Dome Exploration Inc. payable to the Trustees of the Better Blocks Trust, in the amount of $590,723.27 (Incorporated by reference from the Company’s Form SB-2 Registration Statement filed October 3, 2001)

10.3

Extension of Promissory Note dated August 23, 2001, by and between the Trustees of the Better Blocks Trust and International Commercial Television Inc. (Incorporated by reference from the Company’s Form SB-2 Registration Statement filed October 3, 2001)

10.4

Second Extension of Promissory Note dated March 25, 2002, by and between the Trustees of the Better Blocks Trust and International Commercial Television  Inc. (Incorporated  by  reference from Post-Effective Amendment No. 1 to Form SB-2 filed  with  the  Securities  and  Exchange  Commission  on  April  12,  2002)

10.5	Assignment of Trademark by Dimensional Marketing Concepts, Inc. (Incorporated by reference from Amendment No. 1 to Form SB-2 filed with the Securities and Exchange Commission on December 24, 2001)

10.6	2011 Stock Option Plan (filed herewith)

21.1	Subsidiaries of the Company
(Incorporated by reference from the Company’s Form SB-2 Registration Statement filed October 3, 2001)

23.1	Consent of Levinson, Gritter & DiGiore LLP (included in Exhibit 5)

23.2	Consent of EisnerAmper LLP (filed herewith)

ITEM 28. Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wayne, State of Pennsylvania, on October 18, 2013.

INTERNATIONAL COMMERCIAL TELEVISION INC.

By: /s/ Kelvin Claney

Date:  October 18, 2013

Kelvin Claney, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Kelvin Claney

Date: October 18, 2013

Kelvin Claney,

Director and Chief Executive Officer

/s/ Richard Ransom

Date: October 18, 2013

Richard Ransom, Chief Financial Officer

/s/ Stephen Jarvis

Date: October 18, 2013

Stephen Jarvis, Director

/s/ William Kinnear

Date: October 18, 2013

William Kinnear, Director